EXECUTION VERSION



_____________________________________________________________________________



               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                BY AND BETWEEN

                             MICREL, INCORPORATED

                       KOURNIKOVA ACQUISITION SUB, INC.

                          KENDIN COMMUNICATIONS INC.

                                     AND

                  WITH RESPECT TO ARTICLES VIII AND IX ONLY,

                                JOHN C.C. FAN,

                SOLELY IN HIS CAPACITY AS STOCKHOLDERS' AGENT


                                 May 4, 2001


_____________________________________________________________________________


                           Morrison & Foerster LLP
                              755 Page Mill Road
                             Palo Alto, CA 94304


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                               TABLE OF CONTENTS

                                                                        Page
ARTICLE I THE MERGER                                                      2
   1.1    The MERGER.                                                     2
   1.2    Closing; Effective Time.                                        2
   1.3    Effect of the Merger.                                           2
   1.4    Certificate of Incorporation; Bylaws.                           2
   1.5    Directors and Officers.                                         3
   1.6    Effect on Capital Stock.                                        3
   1.7    Surrender of Certificates.                                      5
   1.8    No Further Ownership Rights in Company Capital Stock.           7
   1.9    Tax and Accounting Consequences.                                8
   1.10   Withholding Rights.                                             8
   1.11   Exemption from Registration.                                    8
   1.12   Legends.                                                        9
   1.13   Taking of Necessary Action; Further Action.                    11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY                     11
   2.1    Organization, Standing and Power.                              11
   2.2    Capital Structure.                                             12
   2.3    Authority.                                                     13
   2.4    Financial Statements.                                          14
   2.5    Absence of Certain Changes.                                    15
   2.6    Absence of Undisclosed Liabilities.                            16
   2.7    Proceedings; Orders.                                           17
   2.8    Restrictions on Business Activities.                           17
   2.9    Governmental Authorization.                                    17
   2.10   Title to Personal Property.                                    18
   2.11   Intellectual Property.                                         18
   2.12   Environmental Matters.                                         20
   2.13   Taxes.                                                         21
   2.14   Employee Benefit Plans.                                        22
   2.15   Certain Agreements Affected by the Merger.                     24
   2.16   Employee Matters.                                              24
   2.17   Interested Party Transactions.                                 26
   2.18   Insurance.                                                     26
   2.19   Compliance With Laws.                                          26
   2.20   Minute Books.                                                  26
   2.21   Brokers' and Finders' Fees.                                    26
   2.22   Company Affiliates Agreements; Stockholder Voting Agreements;
          Irrevocable Proxies.                                           26
   2.23   Vote Required.                                                 27

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   2.24   Board Approval.                                                27
   2.25   Inventory.                                                     27
   2.26   Accounts Receivable.                                           27
   2.27   Customers and Suppliers.                                       28
   2.28   Material Contracts.                                            28
   2.29   No Breach of Material Contracts.                               29
   2.30   Material Third Party Consents.                                 29
   2.31   Real Property.                                                 30
   2.32   Information Statement.                                         31
   2.33   Accounting and Reorganization Matters.                         31
   2.34   Export Control Laws.                                           31
   2.35   Representations Complete.                                      31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB                                                               32
   3.1    Organization, Standing and Power.                              32
   3.2    Capital Structure.                                             32
   3.3    Authority.                                                     32
   3.4    SEC Documents; Financial Statements.                           33
   3.5    Absence of Certain Changes.                                    34
   3.6    Absence of Undisclosed Liabilities.                            34
   3.7    Litigation.                                                    34
   3.8    Broker's and Finders' Fees.                                    34
   3.9    Board Approval; No Shareholder Approval Required.              34
   3.10   Interim Operations of Merger Sub.                              35
   3.11   Information Statement.                                         35
   3.12   Accounting and Reorganization Matters.                         35
   3.13   Representations Complete.                                      35

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME                           35
   4.1    Conduct of Business of Company.                                35
   4.2    Restriction on Conduct of Business of Company.                 36
   4.3    No Solicitation.                                               38
   4.4    Restriction on Conduct of Business of Parent.                  39

ARTICLE V ADDITIONAL AGREEMENTS                                          39
   5.1    Information Statement.                                         39
   5.2    Company Stockholders Meeting.                                  40
   5.3    Access to Information; Disclosure Schedule Updates.            40
   5.4    Confidentiality.                                               41
   5.5    Public Disclosure.                                             42
   5.6    Consents; Cooperation.                                         42
   5.7    Affiliates Agreements and Holder Representation Agreement.     43
   5.8    Legal Requirements.                                            43

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   5.9    Blue Sky Laws.                                                 44
   5.10   Employee Benefit Plans.                                        44
   5.11   Escrow Agreement.                                              46
   5.12   Expenses.                                                      46
   5.13   Treatment as Reorganization.                                   47
   5.14   Reasonable Best Efforts and Further Assurances.                47
   5.15   Takeover Statutes.                                             47
   5.16   Warrants and Convertible Securities.                           47
   5.17   Pooling Accounting.                                            47
   5.18   Pooling Letters.                                               48
   5.19   Notices.                                                       48
   5.20   Waivers of Rights of First Refusal.                            48
   5.21   Listing of Additional Shares.                                  49
   5.22   FIRPTA Certificate.                                            49
   5.23   Resignation of Directors and Officers.                         49
   5.24   Indemnification of Former Company Directors and Officers.      49
   5.25   Good Standing Certificates.                                    49

ARTICLE VI CONDITIONS TO THE MERGER                                      50
   6.1    Conditions to Obligations of Each Party to Effect the
          Merger.                                                        50
   6.2    Additional Conditions to Obligations of Company.               50
   6.3    Additional Conditions to the Obligations of Parent.            51

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER                            53
   7.1    Termination.                                                   53
   7.2    Effect of Termination.                                         54
   7.3    Termination Fees.                                              54
   7.4    Amendment.                                                     55
   7.5    Extension; Waiver.                                             55

ARTICLE VIII ESCROW AND INDEMNIFICATION                                  55
   8.1    Escrow Fund.                                                   55
   8.2    Indemnification.                                               55
   8.3    Payment for Parent Damages.                                    56
   8.4    Escrow Period.                                                 57
   8.5    Claims upon Escrow Fund.                                       57
   8.6    Objections to Claims.                                          58
   8.7    Resolution of Conflicts; Arbitration.                          58
   8.8    Stockholders' Agent.                                           59
   8.9    Actions of the Stockholders' Agent.                            61
   8.10   Third-Party Claims.                                            61
   8.11   Voting Rights and Cash Distributions With Respect to Escrow
          Shares.                                                        62

ARTICLE IX GENERAL PROVISIONS                                            62

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   9.1    Non-Survival at Effective Time.                                62
   9.2    Notices.                                                       62
   9.3    Interpretation.                                                64
   9.4    Counterparts; Facsimile Delivery.                              64
   9.5    Entire Agreement; Nonassignability; Parties in Interest.       64
   9.6    Severability.                                                  64
   9.7    Remedies Cumulative.                                           65
   9.8    Governing Law.                                                 65
   9.9    Rules of Construction.                                         65


APPENDICES AND SCHEDULES

Appendix 1    -    Index of Certain Definitions

Company Disclosure Schedule

Schedule 5.7(a)    -    List of Company Affiliates
Schedule 5.7(b)    -    List of Parent Affiliates

EXHIBITS
Exhibit A        -    Certificate of MERGER
Exhibit B-1      -    Company Affiliates Agreement
Exhibit B-2      -    Parent Affiliates Agreement
Exhibit C        -    Stockholder Voting Agreement
Exhibit D        -    Confidentiality Agreement
Exhibit E        -    Holder Representation Agreement
Exhibit F-1      -    ISO Replacement Option Agreement
Exhibit F-2      -    NSO Replacement Option Agreement
Exhibit G        -    Escrow Agreement
Exhibit H        -    FIRPTA Notice
Exhibit I        -    IRS Notice
Exhibit J-1      -    Company Tax Certificate
Exhibit J-2      -    Parent Tax Certificate
Exhibit K        -    Form of Legal Opinion of Wilson Sonsini Goodrich &
                      Rosati, Professional Corporation


                                      iv
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               AGREEMENT AND PLAN OF merger and REORGANIZATION

   THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the
"Agreement") is made as of May 4, 2001 (the "Execution Date") by and among MICREL, INCORPORATED, a California corporation ("Parent"), KOURNIKOVA ACQUISITION SUB, INC., a Delaware corporation ("Merger Sub"), KENDIN COMMUNICATIONS INC., a Delaware corporation ("Company"), and, with respect to Articles VIII and IX only John C.C. Fan, an individual resident of the State of Massachusetts, solely in his capacity as Stockholders' Agent ("Stockholders' Agent"). Certain terms used in this Agreement are defined in Appendix 1.

                                   RECITALS

   A. The Boards of Directors of Parent, Merger Sub and Company each have determined that the acquisition of Company by Parent through the merger of Merger Sub with and into Company pursuant to the terms and subject to the conditions set forth herein (the "Merger") is in the best interests of their respective companies and stockholders and/or shareholders.

   B.    Merger Sub is a wholly-owned subsidiary of Parent.

   C. Pursuant to the Merger, among other things, each outstanding share of Company Capital Stock shall be converted into shares of common stock of Parent, at the rate set forth herein.

   D. Company and Parent desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

   E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of Code, and to cause the Merger to qualify as a reorganization under the provisions of
Section 368(a) of the Code.

   F. The parties intend that for financial accounting purposes, the Merger shall be accounted for as a pooling-of-interests.

   G. As an inducement to Parent to enter into this Agreement, the officers and directors and certain of the Company Stockholders have concurrently herewith entered into Stockholder Voting Agreements to vote the shares of Company Capital Stock owned by such Persons to approve and adopt this Agreement and approve the Merger.

   F. The Parent Affiliates and the Company Affiliates have concurrently herewith entered into Parent Affiliates Agreements and Company Affiliates Agreements, respectively, agreeing to certain restrictions on the transfer of Parent Common Stock in connection with the accounting for the Merger as a pooling-of-interests.

   G. Deloitte & Touche LLP has concurrently herewith delivered to each of Parent and Company their respective pooling letters as provided in Sections 5.18(a) and 5.18(b),

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and will deliver at Closing a "bring-down" of
such pooling letters to each of Parent and Company.

   NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

                                  ARTICLE I

                                  THE MERGER

   1.1 The Merger.
Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company, which shall be the surviving corporation (the "Surviving Corporation") in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain "Kendin Communications Inc." The Merger shall have the effects set forth in the applicable provisions of Delaware Law.

   1.2 Closing; Effective Time.
The closing of the transactions contemplated hereby (the
"Closing") shall take place as soon as practicable, but not later than the second business day, after the satisfaction or waiver of each of the conditions set forth in Article VI hereof (other than those conditions which, by their terms, are to be satisfied or waived on the Closing Date) or at such other time as the parties hereto agree in writing (the "Closing Date"). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree in writing. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, in the form attached hereto as Exhibit A (the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware (or such later time as may be agreed in writing by the parties hereto and specified in the Certificate of Merger) being the "Effective Time").

   1.3 Effect of the Merger.
At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.
      (a) At the Effective Time, the Certificate of
Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, that as of the Effective Time, Company's Certificate of Incorporation shall be amended as set forth in Annex A to the Certificate of Merger.

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      (b) The Bylaws of Merger Sub, as in effect immediately
prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Bylaws.

   1.5 Directors and Officers.
At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

   1.6 Effect on Capital Stock.

      (a) Conversion of Company Capital Stock.

         (i) By virtue of the Merger and without any action on the part of Parent, Company, the Merger Sub or the holders of any of Company's securities, at the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (excluding any shares cancelled pursuant to Section 1.6(b) and excluding any Dissenting Shares) will be cancelled and extinguished and automatically converted into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio and cash in lieu of fractional shares (less any amount required to be withheld under foreign, federal, state or local tax laws) in accordance with Section 1.6(e); provided that the maximum number of shares of Parent Common Stock to be issued (including shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options converted into Parent Options) and upon exercise, exchange or conversion of Company Convertible Securities (other than those which are exercised or exchanged for or converted into Company Capital Stock on or prior to the Effective Time)) and in exchange for the acquisition by Parent of all outstanding Company Capital Stock and all unexpired and unexercised, unexchanged or unconverted outstanding Company Convertible Securities shall not be more than 6,176,762 shares of Parent Common Stock, reduced as a result of any Dissenting Shares.

         (ii) To the extent that any Company Stockholder holds shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company ("Restricted Stock"), the shares of Parent Common Stock issued to such holder in the Merger in exchange for such holder's shares of Restricted Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition post-Merger.

         (iii) No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of (x) any increase or decrease in the market price of Parent Common Stock prior to the Effective Time, or (y) any cash proceeds received by Company from the date hereof to the Closing Date pursuant to the exercise of currently outstanding Company Options.


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      (b) Cancellation of Company Capital Stock Owned by
Company. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock and each share of Company Capital Stock owned by Parent, or any direct or indirect wholly-owned subsidiary of Company or Parent (including Merger Sub), shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore.

      (c) Company Stock Option Plans. At the Effective Time, all Company Options shall be converted into Parent Options in accordance with
Section 5.10.

      (d) Adjustments to Exchange Ratio. The Exchange Ratio shall only be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or general distribution of securities convertible into or exchangeable or exercisable for Parent Common Stock or Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reclassification, reorganization, recapitalization or other like change.

      (e) Fractional Shares.  No fraction of a share of Parent
Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the Parent Closing Price, less any amount required to be withheld under foreign, federal, state or local tax laws.

      (f) Dissenters' Rights. Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised such holder's dissenters' rights in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration described in
Section 1.6(a), but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Delaware Law. Notwithstanding the above, if any holder of Dissenting Shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights pursuant to Delaware Law, then, as of the Effective Time or the occurrence of such withdrawal or loss event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration described in Section 1.6(a) hereof upon surrender of the applicable certificates as provided herein, less the number of shares allocable to such Company Stockholder that have been deposited in the Escrow Fund in respect of such shares of Parent Common Stock pursuant to
Section 1.7(c) and Article VIII hereof. Company agrees that, except with the prior written consent of Parent, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Stockholder") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Company Capital

                                      4
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Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).
Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Surviving Corporation out of its own funds and will not be reimbursed by Parent or any affiliate of Parent (other than the Surviving Corporation).

      (g) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

   1.7 Surrender of Certificates.

      (a) Exchange Agent.  Parent's transfer agent, ChaseMellon
Stockholder Services, or another bank or trust company as may reasonably be appointed by Parent, shall act as the exchange agent (the "Exchange Agent") in the Merger.

      (b) Parent to Provide Common Stock and Cash. As soon as practicable after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) (provided that delivery of any shares that are subject to vesting shall be in book entry form only until such vesting restrictions have lapsed, following which time such shares shall be delivered promptly to the holder thereof) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, less the number of shares of Parent Common Stock to be deposited into the Escrow Fund (as defined in Section 8.1) pursuant to the requirements of
Article VIII, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(e), less any amount required to be withheld from such cash under foreign, federal, state or local laws.

      (c) Exchange Procedures.

         (i) As soon as practicable, after the Effective
Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld under foreign, federal, state or local tax laws, pursuant to Section 1.6), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Parent

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Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld under foreign, federal, state or local tax laws).

         (ii) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof) and payment in lieu of fractional shares (less any amount required to be withheld under foreign, federal, state or local tax laws) which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be cancelled.

         (iii) As soon as practicable after the Effective
Time, and subject to and in accordance with the provisions of Article VIII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing ten percent (10%) of the shares of Parent Common Stock issued to the Company Stockholders in the Merger pursuant to Section 1.6(a)(i) (the "Escrow Shares") which shall be registered in the name of the Escrow Agent as nominee for each Company Stockholder holding Certificates cancelled pursuant to this
Section 1.7. The Escrow Shares shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Article VIII and the Escrow Agreement. The Escrow Shares shall be withheld on a pro rata basis from the shares of Parent Common Stock issuable to the Company Stockholders in respect of each share of Company Capital Stock pursuant to
Section 1.6. Each Company Stockholder's pro-rata portion of the Escrow Shares shall be taken from Restricted Stock and non-Restricted Stock such that any Company Stockholder's portion of the Escrow Shares shall be comprised of the same percentage of Restricted Stock and non-Restricted Stock
as was issued to such Company Stockholder in the Merger.   To the extent not
used for such purposes, such shares shall be released, all as provided in
Article VIII hereof and the Escrow Agreement.

         (iv) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued to such Person in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such Person's Company Capital Stock are converted on the Effective Date and/or deliver or cause to be delivered to such Person a check in respect of any fractional share interests (less any amount required to be withheld under foreign, federal, state or local tax laws) or dividends or distributions, which such Person shall be entitled to receive pursuant to
Section 1.6. When authorizing such issuance in exchange therefor, Parent and/or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent and/or the Exchange Agent a reasonable form of indemnity, as it shall direct, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

      (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Exchange Agent, Parent or any other agent designated by Parent, as applicable, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the reasonable satisfaction of the Exchange Agent, Parent or any other agent designated by Parent, as applicable, that such tax has been paid or is not payable.

      (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (g) Dissenting Shares.  The provisions of this Section
1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Parent Common Stock and cash in lieu of any fractional shares (less any amount required to be withheld under foreign, federal, state or local tax laws) to which such holder is entitled pursuant to Section 1.6 hereof, subject to the provision for Escrow Shares in Section 1.7(c), Article VIII and the Escrow Agreement.

   1.8 No Further Ownership Rights in Company Capital Stock.
All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including Escrow Shares and any cash paid in lieu of fractional shares, less any amount required to be withheld under foreign, federal, state or local tax laws) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

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

   1.9 Tax and Accounting Consequences.
It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368 of the Code and
(b) qualify for accounting treatment as a pooling-of-interests under GAAP. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   1.10 Withholding Rights.
Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such payment under the Code or any provision of any applicable Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

   1.11 Exemption from Registration.

      (a) The shares of Parent Common Stock to be issued to Company Stockholders in connection with the Merger will be issued as "restricted securities" as defined under Rule 144 of the Securities Act, in a transaction exempt from registration under the Securities Act, by reason of
Section 4(2) thereof or Regulation S promulgated thereunder.

      (b) Parent shall use commercially reasonable efforts to prepare and file, within twenty-five (25) days following the Closing, a registration statement with the SEC covering the resale of fifty percent (50%) of the shares of Parent Common Stock issued to the Company Stockholders in connection with the Merger (the "First Registration Statement"), and Parent shall use commercially reasonable efforts to cause such First Registration Statement to become effective as promptly as practicable after filing and to maintain the continuous effectiveness of such Registration Statement (and the current status of the prospectus or prospectuses continued therein) through the one (1) year anniversary of the Closing Date. The costs and expenses associated with the preparing and filing of such First Registration Statement shall be borne by Parent.

      (c) Additionally, Parent shall use commercially reasonable efforts to prepare and file, within the eighteen (18) week period following the Closing, a second registration statement with the SEC covering the resale of the remaining fifty percent (50%) of the shares of Parent Common Stock issued to the Company Stockholders in connection with the Merger (the "Second Registration Statement"), and Parent shall use commercially reasonable efforts to cause such Second Registration Statement to become effective as promptly as practicable after the six (6) month anniversary of the Closing and to maintain the continuous effectiveness of such Registration Statement (and the current status of the prospectus or prospectuses continued therein) through the one (1) anniversary of the Closing Date. The costs and expenses associated with the preparing and filing of such Second Registration Statement shall be borne by Parent.

      (d) In addition, to the extent necessary, Parent shall use commercially reasonable efforts to prepare and file, within twenty-five

(25) days following the Closing, a registration statement with the SEC covering the shares of Parent Common Stock to be issued upon the exercise of replacement Parent Options that are not eligible for registration on Form S-8 (the "Third Registration Statement") and shall use its commercially reasonable efforts to maintain the continuous effectiveness of such Registration Statement (and the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. The costs and expenses associated with the preparing and filing of such Third Registration Statement shall be borne by Parent.

      (e) Parent's obligations in this Section 1.11 are subject to the condition that the Company Stockholders and the holders of Company Options provide Parent promptly, but in no event more than five (5) business days after the Closing, all information relating to them for inclusion in the Registration Statements as required by Regulation S-K under the Securities Act to effect the resale registration of such shares of Parent Common Stock to be issued to such Company Stockholder and the shares of Parent Common Stock to be issued upon the exercise of replacement Parent Options to be issued to holders of Company Options, as the case may be (provided, that Parent shall have requested such information from such Company Stockholder or holder of Company Options not later than five (5) business days prior to the Closing).

      (f) In the event that any one or more Company
Stockholders or holders of Company Options, as the case may be, shall have failed to provide Parent with such information as set forth above, Parent shall file such Registration Statement as set forth above without including any of the shares of Parent Common Stock to be issued to any such Company Stockholder or any of the shares of Parent Common Stock to be issued upon the exercise of replacement Parent Options to be issued to such holder of Company Options; provided that if Parent files the First Registration Statement without including one or more Company Stockholders, or if Parent files the Third Registration Statement without including one or more holders of Company Options, who have failed to provide Parent with such information as set forth above, Parent shall include all shares of Parent Common Stock to be issued to any such Company Stockholder and all shares of Parent Common Stock to be issued upon the exercise of replacement Parent Options to be issued to any such holder of Company Options, in the Second Registration Statement, but only if such Company Stockholder or holder of Company Options shall have provided to Parent all information relating to such Company Stockholder or holder of Company Options for inclusion in the Second Registration Statement by the sixteenth (16th) week after the Closing Date; provided further that if any such Company Stockholder or holder of Company Options shall fail to provide such information as set forth above, Parent shall have no further obligation to file a Registration Statement or otherwise register the shares of Parent Common Stock to be issued to such Company Stockholder, or shares of Parent Common Stock to be issued upon the exercise of replacement Parent Options to be issued to such holder of Company Options.

   1.12 Legends.
All certificates representing shares of Parent Common Stock issued to a Company Stockholder pursuant to this Agreement and in connection with the Merger in reliance on Rule 506 under the Securities Act, and any certificates subsequently issued with respect thereto or in substitution therefor shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN
      ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED
      UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
      "SECURITIES ACT").  THESE SECURITIES MAY NOT BE SOLD,
      TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS
      (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT
      COVERING SUCH SECURITIES, OR (B) A VALID EXEMPTION
      THEREFROM AND THE COMPANY RECEIVES AN OPINION OF
      COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY
      SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE,
      TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM
      THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS
      OF THE SECURITIES ACT.

    Alternatively, certificates representing shares of Parent Common Stock issued to a Company Stockholder pursuant to this Agreement and in connection with the Merger in reliance on Regulation S under the Securities Act and any certificates subsequently issued with respect thereto or in substitution therefor shall bear the following legend (in addition to any other legend that may be required by foreign law):

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN
      ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED
      UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
      "SECURITIES ACT"), PURSUANT TO REGULATION S
      THEREUNDER.  THESE SECURITIES MAY ONLY BE SOLD IN
      COMPLIANCE WITH REGULATION S AND MAY NOT BE SOLD,
      TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS
      (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT
      COVERING SUCH SECURITIES, OR (B) A VALID EXEMPTION
      THEREFROM AND THE COMPANY RECEIVES AN OPINION OF
      COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY
      SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE,
      TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM
      THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS
      OF THE SECURITIES ACT.  HEDGING TRANSACTIONS
      INVOLVING THE SHARES REPRESENTED BY THIS CERTIFICATE
      MAY ONLY BE CONDUCTED IN COMPLIANCE WITH THE
      SECURITIES ACT.

    Parent, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for such shares of

Parent Common Stock but not as to the certificates for any part of the shares of Parent Common Stock as to which said legend is no longer appropriate.
Said legend shall be removed from the certificates representing such shares of Parent Common Stock (by delivery of a substitute certificate without such legend) upon effectiveness of a registration statement covering the Parent Common Stock proposed to be sold, transferred or otherwise disposed of or upon the delivery by the holder thereof of an opinion of counsel in form and substance reasonably satisfactory to Parent that such shares may be transferred pursuant to a valid exemption from the Securities Act. Parent agrees that it will not unreasonably require an opinion of counsel for a transfer made pursuant to Rule 144 under the Securities Act. The legend set forth above shall be removed from the certificate representing shares of Parent Common Stock at the request of the holder thereof at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act, which request shall be accompanied by the favorable opinion of legal counsel, reasonably satisfactory to Parent, concerning compliance with the conditions of Rule 144(k). In addition, Parent may place on the certificates representing shares of Parent Common Stock issued in the Merger other appropriate legends pursuant to applicable law.

   1.13 Taking of Necessary Action; Further Action.
If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                  ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF COMPANY

   Except as disclosed in a document of even date herewith and attached to this Agreement and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), Company represents and warrants to Parent as follows:

   2.1 Organization, Standing and Power.
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has full authority to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered to Parent a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws, each as amended to date. Company does not currently own, nor has it ever owned, directly or indirectly, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.

   2.2 Capital Structure.

      (a) The authorized capital stock of Company consists of sixty million (60,000,000) shares of Common Stock, $ 0.001 par value, of which four million five hundred eighty-one thousand seven hundred fifty (4,581,750) shares are issued and outstanding, six million five hundred thousand (6,500,000) shares of Series A Preferred Stock, $ 0.001 par value, of which six million five hundred thousand (6,500,000) shares are issued and outstanding, four million three hundred thousand (4,300,000) shares of Series B Preferred Stock, $ 0.001 par value, of which four million three hundred thousand (4,300,000) shares are issued and outstanding, two million two hundred thousand (2,200,000) shares of Series C Preferred Stock, $ 0.001 par value, of which two million two hundred thousand (2,200,000) shares are issued and outstanding, one million five hundred twenty thousand six hundred ninety-one (1,520,691) shares of Series D Preferred Stock, $ 0.001 par value, of which one million five hundred twenty thousand six hundred ninety-one (1,520,691) shares are issued and outstanding, and seven million four hundred seventy-nine thousand three hundred nine (7,479,309) shares of Series E Preferred Stock, $ 0.001 par value, of which five million six hundred ninety-nine thousand and three hundred nine (5,699,309) shares are issued and outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Company Stock Option Plan, the conversion of Company Preferred Stock outstanding as of such date into Company Common Stock, and Company's obligation to issue 1,217,500 shares of Series E Preferred Stock upon exercise of outstanding warrants. Set forth in
Schedule 2.2(a) to the Company Disclosure Schedule is a true and correct list of Company Stockholders and any Persons with rights to acquire Company securities, which list will be updated, prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 4.2 below).

      (b) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and, except as disclosed in
Schedule 2.2(b) to the Company Disclosure Schedule, are not subject to preemptive rights or rights of first refusal created by statute, Company's Certificate of Incorporation or Bylaws or any Contract to which Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance with all applicable federal and state securities laws. Company has reserved five million (5,000,000) shares of Common Stock for issuance to employees and consultants pursuant to the Company Stock Option Plan, of which two hundred ninety-one thousand five hundred (291,500) shares have been issued pursuant to option exercises or direct stock purchases, three million three hundred fifty-two thousand (3,352,000) shares are subject to outstanding, unexercised options, and one million three hundred fifty-six thousand five hundred (1,356,500) shares are available for issuance thereunder. Any rescissions of Company Options by Company provided for in the minutes of the Board of Directors of Company dated June 30, 1999 and May 30, 2000, have been duly authorized by Company and have been accepted and agreed to by the holder of any Company Option so rescinded. Schedule 2.2(b) of the Company Disclosure Schedule hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, including the number of shares of Company Common

Stock subject to each such Option, the exercise or vesting schedule thereof, the exercise price per share and the term of each such Option. Except for
(i) the rights created pursuant to this Agreement, (ii) Company's right to repurchase any unvested shares under the Company Stock Option Plan or under other Contracts set forth in Schedule 2.2(b) of the Company Disclosure Schedule, (iii) Company's obligation to issue shares of Company Common Stock upon exercise of Company Options and upon conversion of the Company Preferred Stock (including the Company Preferred Stock referred to in clause (iv)),
(iv) Company's obligation to issue 1,217,500 shares of Series E Preferred Stock upon exercise of outstanding warrants, and (v) as otherwise set forth in Schedule 2.2(b) of the Company Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement and the Contracts set forth on Schedule 2.2(b) to the Company Disclosure Schedule, there are no Contracts relating to voting, purchase or sale of Company Capital Stock (i) between or among Company and any of its securityholders and (ii) to Company's Knowledge, between or among any of Company's securityholders.

      (c) The terms of Company Stock Option Plan permit the assumption of Company Options by Parent and the conversion of such options into Parent Options as provided for in this Agreement, without the consent or approval of the holders of Company Options, Company Stockholders, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to those options. Except as set forth on Schedule 2.2(c), none of the outstanding Company Options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all Contracts and instruments relating to or issued under the Company Stock Option Plan or otherwise relating to the issuance of Company Options or any Company Convertible Securities have been provided or made available to Parent and such Contracts and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein, there are no Contracts to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent.

      (d) The terms of any Contracts granting outstanding rights of Company immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") permit the assignment by Surviving Corporation to Parent without the consent of any other party to such Contract.

   2.3 Authority.

      (a) Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Company, other than the approval and adoption of this Agreement and the approval of the Merger by the Company Stockholders. This Agreement and the other Transaction Agreements to which it is a party have been (or will be as of the Closing) duly executed and delivered by Company and, assuming the due authorization, execution and delivery of this Agreement by Parent or Merger Sub, constitutes (or will constitute as of the Closing) the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity.

      (b) The execution and delivery of this Agreement by Company does not, and the execution by Company of the Transaction Agreements to which it is a party and the consummation of the Transactions will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Company, as amended, or (ii) any Contract, Order, or other Legal Requirement applicable to Company or any of its properties or assets, except, in the case of clause (ii), for any such conflict, violation, default, termination, cancellation, acceleration or loss which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or the securities laws of any foreign country, (iii) such filings as may be required under HSR or other Antitrust Laws, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent or materially alter or delay any of the Transactions.

   2.4 Financial Statements.
Company has delivered to Parent its audited financial statements as at and for the twelve-month periods ended December 31, 1998 and December 31, 1999, unaudited financial statements as at and for the twelve-month period ended and December 31, 2000, and unaudited financial statements for three-month period ended March 31, 2001 (such March 31, 2001 balance sheet being the "Company Interim Balance Sheet") (including a balance sheet, statement of operations and statement of cash flows) (the "Company Financial Statements"), which Company Financial Statements are attached as Schedule 2.4 to the Company Disclosure Schedule; provided that as soon as reasonably practical following the execution of this Agreement, Company shall deliver to Parent its audited financial statements as at and for the twelve-month period ended December 31, 2000, which audited financial statements shall not differ in any material respects from the unaudited December 31, 2000 financial statements. Except as otherwise disclosed on Schedule 2.4 to the Company Disclosure Schedule, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto and except that the interim Company Financial Statements do not contain footnotes). The Company Financial Statements were complete and correct in all material respects as of their respective dates, and fairly present in all material respects the financial condition and operating results of Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. All reserves established by Company and set forth on the Company Interim Balance Sheet, with respect to the purposes for which they were established, were, in the reasonable belief of Company management, adequate and reasonable when made and, in the reasonable belief of Company management, continue to represent reasonable and adequate reserves for the circumstance for which they were established. Company maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP as is appropriate for companies at a comparable stage of development. There has been no change in Company's methods of accounting or accounting policies or practices except as described in the notes to the Company Financial Statements.

   2.5 Absence of Certain Changes.
Since March 31, 2001 (the "Company Balance Sheet Date"),
Company has conducted its business in the ordinary course and, except as disclosed in Schedule 2.5 of the Company Disclosure Schedule (provided, that after the date hereof, nothing listed below shall be deemed to prohibit the Company from conducting its business as permitted pursuant to Section 4.2 hereof and any actions taken by Company pursuant to Section 4.2 shall not be a breach of this Section 2.5):

      (a) there has not been any material adverse change in Company's business, financial condition, assets, liabilities, operations, or financial performance, and no event has occurred that is reasonably likely to have a Company Material Adverse Effect;

      (b) except as a result of ordinary wear and tear, there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of Company's assets (whether or not covered by insurance);

      (c) Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of Company Capital Stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities;

      (d) Company has not sold or otherwise issued (or granted any warrants, options or other rights to purchase) any shares of Company Capital Stock or any other securities, other than the issuance of Company Common Stock upon the exercise of outstanding Company Options and/or outstanding Company Convertible Securities;

      (e) Company has not amended its Certificate of Incorporation or Bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

      (f) Company has not purchased, leased, licensed or otherwise acquired any assets for an amount in excess of $1,000 in any one case, from any other Person;

      (g) Company has not made any capital expenditure in excess of $5,000, individually or in the aggregate;

      (h) Company has not sold, assigned or otherwise transferred, and has not leased or licensed, any asset to any other Person, except for products sold by Company in the ordinary course of business;

      (i) except in the ordinary course of business, Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

      (j) Company has not made any loan or advance to any Person, including the Company Stockholders and Company's officers, employees and directors, other than accounts receivable and travel advances made in the ordinary course of business;

      (k) Company has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

      (l) Company has not discharged any Encumbrance or discharged, paid or forgiven any indebtedness or other Liability in excess of $10,000, individually or in the aggregate, except for accounts payable, payroll and lease payments that have been discharged or paid in the ordinary course of business;

      (m) Company has not released or waived any material right or claim;

      (n) Company has not changed any of its methods of accounting or accounting practices in any respect;

      (o) Company has not entered into any transactions or taken any other material action outside the ordinary course of business, except for the Transactions; and

      (p) Company has not agreed, committed or offered, which offer has not been validly rescinded or otherwise terminated (in writing or otherwise), to take any of the actions referred to in clauses (c) through (o) above, except as described in, and pursuant to, the terms of this Agreement.

   2.6 Absence of Undisclosed Liabilities.
Company has no Liabilities of any nature other than (i) those set forth or adequately provided for on the Company Interim Balance Sheet,
(ii) those incurred in the ordinary course of business and not required to be set forth on the Company Interim Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date, none of which individually or in the aggregate are material, except for (x) indebtedness incurred on or prior to the date hereof in connection with wafer purchases and purchases of packaging and testing services in the ordinary course of business, which amount has not exceed $3 million since the Company Balance Sheet Date and (y) indebtedness incurred after the date hereof and prior to Closing in connection with wafer purchases and purchases of packaging and testing services in accordance with the limits set forth in
Section 4.2, (iv) those incurred in connection with the execution of this Agreement, and (v) those disclosed on Schedule 2.6.

   2.7 Proceedings; Orders.

      (a) Except as set forth in Schedule 2.7 of the Company
Disclosure Schedule, there are no Proceedings pending, or, to the Knowledge of Company, threatened against Company or any of its properties or officers or directors (in their capacities as such). There is no Order against Company, or, to the Knowledge of Company, any of its directors or officers (in their capacities as such), that could reasonably be expected to, have a Company Material Adverse Effect. Schedule 2.7 of the Company Disclosure Schedule also lists all Proceedings that Company has pending against other parties.

      (b) To the Knowledge of Company, there are no claims, demands, Damages, causes of action, or Proceedings, fixed or contingent, matured or unmatured, of whatever nature, character, type or description that have been or in the future might reasonably be expected to be asserted by holders of Company Capital Stock, Company Convertible Securities or Company Options, or other holders of other rights or interests in Company Capital Stock against Company or against Parent or Merger Sub, any past or present, direct or indirect, partner, subsidiary, or affiliated Entity, or any past or present employee, agent, representative, attorney, officer, director or stockholder of any of them acting in its capacity as such, arising out of facts or circumstances occurring at any time prior to the date hereof and relating to such Person's ownership of Company Capital Stock or any rights or options to acquire Company Capital Stock (either beneficially or of record), whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation, at law or in equity, or any act or omission on the part of such parties, other than any matters relating to Dissenting Shares.

   2.8 Restrictions on Business Activities.
Company is not a party to, nor does Company have any Knowledge of, any Contract, Order or Proceeding (including Proceedings listed in Schedule 2.7 of the Company Disclosure Schedule) binding upon Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently proposed future business practice of Company, any acquisition of property by Company or the conduct of business by Company as currently conducted or as currently proposed to be conducted by Company.

   2.9 Governmental Authorization.
Company has obtained each Governmental Authorization (i) pursuant to which Company currently operates or holds any interest in any of its properties; (ii) that is required for the operation of Company's business as currently conducted and as currently proposed to be conducted by Company or the holding of any such interest; or (iii) that is required to be held by any of Company's employees and that is reasonably necessary in connection with Company's business as currently conducted and as currently proposed to be conducted by Company, except where the failure to obtain or have any such Governmental Authorizations could not reasonably be expected to have a Company Material Adverse Effect. Each of the above Governmental Authorizations is listed on Schedule 2.9 of Company Disclosure Schedule. Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. To the Knowledge of Company, each Governmental Authorization identified or required to be identified in Schedule 2.9 of Company Disclosure Schedule is valid and in full force and effect in all material respects.

   2.10 Title to Personal Property.

      (a) Company has good and marketable title to all of its personal properties, interests in personal properties and assets reflected on the Company Interim Balance Sheet or acquired after the Company Balance Sheet Date, which assets, if acquired after the Company Balance Sheet Date and prior to the date hereof for a cost of greater than $1,000 in any one case, are listed on Schedule 2.10(a) of the Company Disclosure Schedule (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all Encumbrances of any kind or character, except liens securing debt which are reflected on the Company Interim Balance Sheet.

      (b) The plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of Company as of the Company Balance Sheet Date are reflected on the Company Interim Balance Sheet to the extent GAAP requires the same to be reflected.

   2.11 Intellectual Property.

      (a) Company owns (free and clear of all Encumbrances), licenses or has valid and marketable title in and rights to all Intellectual Property that is used, currently proposed by Company to be used, or necessary for the conduct of the business of Company as currently conducted or as currently proposed to be conducted by Company. Company has not (i) licensed any of its Intellectual Property in source code form to any party, (ii) entered into any exclusive agreements relating to its Intellectual Property with any party, or (iii) entered into any source code escrow agreements. The source code and system documentation relating to any software included in the Intellectual Property have at all times been maintained in confidence and have been disclosed only to employees and consultants having a "need to know" of the contents thereof in connection with their duties to Company. Such employees and consultants have executed appropriate confidentiality agreements in connection therewith.

      (b) Schedule 2.11(b) lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, and registered maskworks, included in the Intellectual Property of Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any Person is authorized to use any Intellectual Property of Company, and (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property, other than end-user licenses entered into in the ordinary course of business relating to off-the-shelf "shrink-wrap" or similarly widely-available software with a purchase price per copy of less than $5,000 ("Third Party Intellectual Property Rights").

      (c) There is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company, or any Third Party Intellectual Property Rights by any third party, including by any employee or former employee of Company. Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business, containing such terms as are typical for the business, services and products of Company.

      (d) Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement to which it is a party relating to the Intellectual Property of Company or Third Party Intellectual Property Rights which breach allows or provides for the (i) acceleration of payments or other amounts due under such license, sublicense or agreement; (ii) non-breaching party to terminate such license, sublicense or agreement; (iii) the payment of any material penalty; or (iv) loss of any material rights under such license, sublicense or agreement by the breaching party.

      (e) All patents and registered trademarks, service marks and copyrights held by Company are valid and subsisting. Company is not infringing and has not at any time infringed (either through the conduct of its business or by the manufacturing, marketing, licensing, use or sale of its products and services) any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property or proprietary rights of any other Person or third party. Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Intellectual Property or other proprietary right owned or licensed to any other Person or third party. Company has not been sued or, to its Knowledge, threatened to be sued in any Proceeding that involves a claim of infringement or violation of any Intellectual Property or other proprietary right of any third party. Company has not brought any Proceeding for infringement of Intellectual Property of Company or breach of any license or agreement involving Intellectual Property of Company against any third party.

      (f) Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of Company of the rights to such contributions that Company does not already own by operation of law.

      (g) Company has taken necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property of Company not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

      (h) Except as set forth on Schedule 2.11(h) of the Disclosure Schedule, there are no actions that must be taken by Company within sixty (60) days following the Closing Date that, if not taken, will result in the loss of any Intellectual Property of Company, including the payment of any application, registration, issuance, maintenance or renewal fees or the filing of any responses to the United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property of Company.

   2.12 Environmental Matters.

      (a) Company represents and warrants as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released by Company (or by any other Person, to Company's Knowledge) from the Facilities, (ii) all Hazardous Materials and wastes have been disposed of in full compliance with all Environmental and Safety Laws, in all material respects, (iii) Company has received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws or any actual or alleged obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, (iv) no notices, administrative actions or suits are pending or, to the Knowledge of the Company, threatened relating to a violation of any Environmental and Safety Laws, (v) to the Knowledge of Company, Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date, (vi) there are not now (and to the Company's Knowledge, there have not been in the past) any Hazardous Materials on, under or migrating to or from the Facilities or Property,
(vii) there are not now (and to the Company's Knowledge, there have not been in the past) any underground tanks or underground improvements at, on or under the Property, including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, (viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of fifty (50) parts per million, (ix) there is no formaldehyde on the Property or in the Facilities, nor, to the Company's Knowledge, any insulating material containing urea formaldehyde in the Facilities, (x) the Facilities and Company's uses thereof and activities therein have at all times complied with all Environmental and Safety Laws in all material respects, (xi) Company has all the permits and licenses required to be issued under Federal, state or local laws regarding Environmental and Safety Laws and is in all material respects in compliance with the terms and conditions of those permits, and (xii) the Facilities have been used by the Company solely as office space, no testing is or has been performed by the Company at the Facilities and no storage or use by Company of Hazardous Materials at the Facilities has occurred.

      (b) There have been no environmental audits or assessments or occupational heath studies undertaken by or on behalf of Company or by any Governmental Body with respect to Company or its business, assets, employees, Property or Facilities.

   2.13 Taxes.

      (a) Company has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Company with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided on the Company Interim Balance Sheet. Company has no material liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of Company, other than liens for Taxes not yet due and payable.

      (b) Schedule 2.13(b) lists all types of Tax Returns filed by Company for all taxable periods in the last 3 years, indicates all Tax Returns that have been audited since the Company's inception, and indicates those Tax Returns that currently are subject of audit. Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Company since its inception. Company has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

      (c) Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

      (d) Except as set forth on Schedule 2.13(d) of the Company Disclosure Schedule, Company is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

      (e) Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Company has not filed or will not file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company. Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Company is not currently and has not been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

      (f) Company has not incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable foreign, state, local or other Tax law).

   2.14 Employee Benefit Plans.

      (a)    Schedule 2.14(a) lists (i) all Employee Benefit
Plans, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Company or a Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the "Company Employee Plans").

      (b) None of the Company Employee Plans is a Pension Plan, and neither Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Pension Plan.

      (c)    None of the Company Employee Plans is a Multiemployer
Plan, and neither Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

      (d) Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or other applicable Legal Requirement.

      (e)    Each Company Employee Plan which is an Employee Benefit
Plan complies in all material respects by its terms and in operation with the requirements provided by any and all Legal Requirements currently in effect and applicable to the Company Employee Plan, including but not limited to ERISA and the Code.

      (f) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Company Employee Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate in all material respects.

      (g) Each of the Company Employee Plans that is intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could reasonably be expected to adversely affect the qualification of the Company Employee Plan and its related trust. Company and each Member of the Controlled Group have timely amended or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to make any amendments and operated each of the Company Employee Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

      (h) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Company or as soon as administratively feasible thereafter.

      (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Employee Plans for plan years ending on or before the Closing Date.

      (j)    With respect to each Company Employee Plan:

         (1) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available;

         (2) no action or claims (other than routine claims for benefits made in the ordinary course of Company Employee Plan administration for which Company Employee Plan administrative review procedures have not been exhausted) are pending, or to the Knowledge of Company or any Member of the Controlled Group, threatened or imminent against or with respect to the Company Employee Plan, any employer who is participating (or who has participated) in any Company Employee Plan or any fiduciary (as defined in
Section 3(21) of ERISA), of the Company Employee Plan;

         (3) neither Company, nor any fiduciary has any Knowledge of any facts that could give rise to any such action or claim; and

         (4) it provides by its terms that it may be amended or terminated at any time, without liability (other than ordinary administration expenses and expenses for benefits accrued but not yet paid) and it provides by its terms that all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Company at any time without liability (other than for benefits accrued but not yet paid).

      (k) Neither Company nor any Member of the Controlled Group has any liability or, to the Knowledge of Company or any Member of the Controlled Group, is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

      (l) All of the Company Employee Plans, to the extent applicable, are in compliance in all material respects with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

      (m) Company has delivered or made available to Parent true, correct and complete copies of: (i) all documents creating or evidencing any Company Employee Plan; (ii) all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, the most recent summary plan descriptions, the three (3) most recent Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Parent; (iii) all IRS determination, opinion, notification and advisory letters and rulings relating to any Company Employee Plan; (iv) all applications and correspondence to or from the IRS, Department of Labor or any other governmental agency with respect to any Company Employee Plan; and (v) all material written agreements and contracts relating to each Company Employee Plan or its related trust including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.14(a), except negotiations, demands or proposals which are pending or have been made (A) with Parent pursuant to this Agreement or the Transactions, or (B) in the ordinary course of business.

      (n) All expenses and liabilities relating to all of the Company Employee Plans have been fully and properly accrued on the Company Interim Balance Sheet (or in the Company Employee Plan financial statements if separate) to the extent required under applicable Legal Requirements or fully paid.

   2.15 Certain Agreements Affected by the Merger.
Except as set forth in Schedule 2.15 of the Company Disclosure
Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, agent or employee of Company or any other third party, (ii) materially increase any benefits otherwise payable by Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required under Code Section 411(d)(3).

   2.16 Employee Matters.

      (a) Schedule 2.16(a) of Company Disclosure
Schedule contains a list of all employees of Company (including any employee on a leave of absence or layoff status), showing for each employee their respective titles and annualized compensation (excluding commissions, bonuses and other performance-based compensation, provided that the amounts or method of calculation of such commissions, bonuses and other performance-based compensation have been made available to Parent).

      (b) Schedule 2.16(b) of Company Disclosure
Schedule contains a list of individuals who are currently performing services for Company business and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

      (c) Company has no collective bargaining agreements, union Contracts or similar Contracts with any of its employees. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, materially affecting Company or any of its employees. There is not now pending, and to the Knowledge of Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor, to the Knowledge of Company, has any event occurred, nor does any condition or circumstance exist, that could reasonably be expected to directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

      (d) Except as set forth in Schedule 2.16(d) of Company
Disclosure Schedule, (i) the employment of each of Company's employees is terminable by Company at will; (ii) no employee of Company has been granted the right to continued employment by Company or to any material compensation following termination of employment with Company; and (iii) no employee has any Contract regarding his employment, except for such employee's rights under the Company Employee Plans.

      (e) To Company's Knowledge, no employees of Company are in violation of any term of any material employment Contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others. To the Knowledge of Company, the performance of Company's Contracts with its independent contractors also will not result in any such violation. Company has not received any notice (written or otherwise) alleging that any such violation has occurred. Between January 1, 2001 and the date hereof, there has been no resignation or termination of any officer or key employee of Company. As of the date hereof, to the Knowledge of Company, no officer, key technical, engineering, sales or marketing employee, or any group of technical, engineering, sales or marketing employees, intends to terminate his, her or their employment with Company.

      (f) Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

      (g) Company is not liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the Knowledge of Company, threatened, between Company and any of its employees, which controversies have or could reasonably be expected to result in a Proceeding before any Governmental Body.

   2.17 Interested Party Transactions.
Company is not indebted to any director, officer, employee or agent of Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Company.

   2.18 Insurance.
Company has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Company and at a comparable stage of development, which policies are listed on Schedule 2.18. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company is otherwise in compliance with the terms of such policies and bonds. Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

   2.19 Compliance With Laws.
Company has complied with, is not in violation of, any Legal
Requirements with respect to the conduct of its business, or the ownership of its assets or operation of its business, except for such violations or failures to comply as, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect. Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement by Company.

   2.20 Minute Books.
All minute books of Company have been made available to Parent and the minute books contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. There are no material actions taken by Company or its board of directors (or any committee thereof) or stockholders which are not summarized or described in the minutes of Company provided to Parent.

   2.21 Brokers' and Finders' Fees.
Except for fees due to Credit Suisse First Boston Corporation,
Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   2.22 Company Affiliates Agreements; Stockholder Voting
Agreements; Irrevocable Proxies.
Each Company Affiliate has executed concurrently with the execution of this Agreement, a Company Affiliates Agreement substantially in the form attached hereto as Exhibit B-1 ("Company Affiliates Agreement"). Additionally, all Company Affiliates and certain other Company Stockholders listed on Schedule 2.22 who collectively hold (i) more than sixty percent (60%) of the outstanding Company Preferred Stock; and (ii) more than fifty percent (50%) of the outstanding Company Common Stock (collectively the "Named Stockholders") have executed concurrently with the execution of this

Agreement, a Stockholder Voting Agreement substantially in the form attached hereto as Exhibit C ("Stockholder Voting Agreement"), and an Irrevocable Proxy attached thereto as Attachment A ("Irrevocable Proxies") pursuant to which each such Company Affiliate and Company Stockholder has agreed in writing to vote for approval and adoption of this Agreement and approval of the Merger.

   2.23 Vote Required.
The affirmative vote of the holders of Company Capital Stock who collectively hold (i) more than sixty percent (60%) of the outstanding Company Preferred Stock; and (ii) more than fifty percent (50%) of the outstanding Company Common Stock on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of Company's Capital Stock necessary to adopt and approve this Agreement and approve the Merger.

   2.24 Board Approval.
The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the Company Stockholders and is on terms that are fair to such stockholders, and (iii) recommended that the Company Stockholders adopt and approve this Agreement and approve the Merger.

   2.25 Inventory.
As of the date hereof, the inventories shown on the Company
Interim Balance Sheet consist (and inventories thereafter acquired by Company shall as of the Closing Date consist) of items of a quantity and quality useable or salable in the ordinary course of business. Since the Company Balance Sheet Date, Company has continued to replenish inventories in a normal and customary manner consistent with past practices. Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since the Company Balance Sheet Date, due provision was made on the books of Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values. All inventory reserves established by Company were when made (and such reserves established after the date hereof will be when made), in the reasonable belief of Company management, reasonable and adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. In the reasonable belief of Company management, all inventory reserves established prior to the date hereof continue to represent reasonable and adequate reserves to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. Except as set forth in Schedule 2.28 of the Company Disclosure Schedule, Company has no commitments to purchase inventory.

   2.26 Accounts Receivable.
Subject to any reserves set forth on the Company Interim
Balance Sheet, as of the date hereof, the accounts receivable shown on the Company Interim Balance Sheet represent (and any accounts receivable established after the date hereof will, as of the date established, represent), to the Knowledge of Company, bona fide claims against debtors for sales and other charges, and are not (and will not be) subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed on the Company Interim Balance

Sheet was, and such amounts after the date hereof will be, calculated in accordance with GAAP, in a manner consistent with prior periods. Such amounts were when made (and such amounts established after the date hereof will be when made) in the reasonable belief of Company management, reasonable and adequate to provide for any losses which may be sustained on realization of such receivables. In the reasonable belief of Company management, such amounts established prior to the date hereof continue to represent reasonable and adequate reserves to provide for any losses which may be sustained on realization of such receivables.

   2.27 Customers and Suppliers.
As of the date of this Agreement, no customer which individually accounted for more than five percent (5%) of Company's gross revenues during the twelve (12) months prior to the Company Balance Sheet Date, and no material supplier of Company, has cancelled or otherwise terminated or made any written threat to Company to cancel or otherwise terminate its relationship with Company, or has materially decreased its services or supplies to Company below historical levels, in the case of any such supplier, or its usage of the services or products of Company below historical levels, in the case of any such customer, and to Company's Knowledge as of the date of this Agreement, no such supplier or customer intends to cancel or otherwise terminate its relationship with Company or to materially decrease its services or supplies to Company or its usage of the services or products of Company below historical levels, as the case may be. Company has not knowingly breached, so as to provide a benefit to such customer or supplier that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company.

   2.28 Material Contracts.
Except for the Contracts described in Schedule 2.28 of the Company Disclosure Schedule (collectively, the "Material Contracts"), Company is not a party to or bound by any material Contract, including without limitation (provided, that after the date hereof, any Material Contract entered into by Company pursuant to Section 4.2 shall not be a breach of this
Section 2.28):

      (a) any distributor, sales, advertising, agency or manufacturer's representative Contract;

      (b) any continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $15,000 over the life of the Contract, excluding purchase orders for the purchase of wafers and packaging and testing services in the ordinary course of business;

      (c) any Contract that expires or may be renewed at the option of any Person other than Company so as to expire more than one (1) year after the date of this Agreement and which may not be terminated by Company on less than thirty (30) days notice or without a material penalty or the acceleration of amounts owed under such Contract;

      (d) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

      (e) any Contract for capital expenditures in excess of $15,000 in the aggregate;

      (f) any Contract limiting the freedom of Company to engage in any line of business or to compete with any other Person;

      (g) any confidentiality, secrecy or non-disclosure
Contract, which individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of Company;

      (h) any Contract pursuant to which Company is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

      (i) any Contract with any Person with whom Company does not deal at arm's length; or

      (j) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than a wholly-owned subsidiary of Company.

   2.29 No Breach of Material Contracts.
All Material Contracts are in written form. Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract or in respect of any Contract for the purchase of wafers and packaging and testing services. Each of the Material Contracts and each Contract for the purchase of wafers and packaging and testing services is in full force and effect in all material respects, and represents valid and binding obligations of Company enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. There exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company's Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or any Contract for the purchase of wafers and packaging and testing services and which default or event of default allows or provides for the (i) acceleration of payments or other amounts due under such Contract; (ii) non-breaching party to terminate the Contract; (iii) the payment of any material penalty; or (iv) loss of any material rights under the Contract by the breaching party. True, correct and complete copies of all Material Contracts and Contracts for the purchase of wafers and packaging and testing services (as amended) have been delivered or made available to Parent.

   2.30 Material Third Party Consents.
Schedule 2.30 lists all Contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such Contracts may remain in full force and effect after the Closing (the "Contracts Requiring Novation or Consent to Change of

Control") and sets forth every Contract Requiring Novation or Consent to Change of Control which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Parent's ability to operate the business in the same manner as the business was operated by Company prior to the Effective Time.

   2.31 Real Property.

      (a) Company currently does not and has never owned any real property.

      (b) Schedule 2.31(b) sets forth a list of all leases, licenses or similar agreements to which Company is a party, that are for the use or occupancy of real estate owned by a third party ("Leases") (copies of which have previously been furnished to Parent), in each case, setting forth the street address of each property covered thereby (the "Leased Premises"). Each of the Leases is in full force and effect in all material respects, and represents valid and binding obligations of Company enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity and have not been amended except as disclosed in
Schedule 2.31(b). Company is not and, to the Knowledge of Company, no other party thereto is in default or breach under any such Lease and which default allows or provides for the (i) acceleration of payments or other amounts due under such Lease; (ii) non-breaching party to terminate the Lease; (iii) the payment of any material penalty; or (iv) loss of any material rights under the Lease by the breaching party. To the Knowledge of Company, no event has occurred that, with the passage of time or the giving of notice or both, would cause such a breach of or default under any of such Leases. Company has valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any liens, covenants and easements or title defects of any nature whatsoever other than Permitted Liens.

      (c) With respect to the Leased Premises, (i) there are no pending or, to the Knowledge of Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof, (ii) all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use, (iii) there are no Contracts granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than Company) in possession of any such parcel, (iv) there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, (v) all facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by Company, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of Company, threatened termination of such access.

   2.32 Information Statement.
The information relating to Company included in the Information
Statement shall not, at the time the Information Statement is mailed to Company Stockholders and at all times subsequent thereto (through and including the Closing Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub and relating to Parent or Merger Sub which is contained in the Information Statement.

   2.33 Accounting and Reorganization Matters.
To Company's Knowledge, neither Company nor any of its Affiliates has taken or agreed to take any action, nor does Company have Knowledge of any fact or circumstance (other than facts and circumstances related to Parent or Merger Sub), that would prevent Company from being poolable in the Transactions, if consummated in accordance with this Agreement or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   2.34 Export Control Laws.
Company has conducted its export transactions in material compliance with the applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, Company represents and warrants that:

      (a) Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

      (b) Company is in compliance in all material respects with the terms of all such required export licenses or other approvals;

      (c) There are no pending or, to Company's Knowledge, threatened claims against Company with respect to such required export licenses or other approvals;

      (d) To Company's Knowledge there are no actions, conditions or circumstances pertaining to Company's export transactions that could reasonably be expected to give rise to any future claims against Company with respect to such required export licenses or other approvals; and

      (e) No consents or approvals are required pursuant to such required export licenses or other approvals by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, or such consents and approvals will be obtained prior to Closing without material cost.

   2.35 Representations Complete.
None of the representations or warranties made by Company herein or in any Exhibit or Schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                 ARTICLE III


           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub hereby represent and warrant to Company as follows:

   3.1 Organization, Standing and Power.
Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Parent and Merger Sub each have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and as proposed to be conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective Articles of Incorporation or Bylaws or equivalent organizational documents.

   3.2 Capital Structure.
The authorized capital stock of Parent consists of 250,000,000 shares of Common Stock with no par value, of which 86,002,792 shares were issued and outstanding as of the close of business on May 2, 2001 and 5,000,000 shares of Preferred Stock with no par value, of which no shares are issued and outstanding. The shares of Parent Common Stock to be issued pursuant to the Merger and upon exercise of Parent Options will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances (other than any liens or encumbrances created by the holder thereof), not subject to any preemptive rights or rights of first refusal (other than Repurchase Options held by the Surviving Corporation or assigned to Parent after the Effective Time), and issued in compliance with all applicable federal, state and foreign securities laws. The shares of Parent Common Stock to be issued upon exercise of replacement Parent Options pursuant to Section 5.10 have been registered on a Form S-8 and such Form S-8 shall be effective as of the Closing. Parent has reserved 19,071,886 shares of Parent Common Stock for issuance to employees, consultants and directors, pursuant to stock option plans, of which, as of May 2, 2001, 13,748,355 shares are subject to outstanding, unexercised options, and 5,323,531 shares are available for future grant thereunder.

   3.3 Authority.

      (a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement and the other Transaction Agreements to which it is a party have been (or will be as of the Closing) duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, constitutes (or will constitute as of the Closing) the valid and binding obligations of Parent and Merger Sub enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity.

      (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the execution and delivery by Parent and Merger Sub of the Transaction Agreements to which it is a party and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or equivalent organizational documents of Merger Sub, as amended, or (ii) any material Contract, Order, or Legal Requirements applicable to Parent, Merger Sub or their respective properties or assets except, in the case of clause (ii), for any such conflict, violation, default, termination, cancellation, acceleration or loss which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2, (ii) the filing of a Form 8-K with the SEC and NASD, if applicable, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or the securities laws of any foreign country, (iv) the filing of the First Registration Statement, the Second Registration Statement and the Third Registration Statement with the SEC covering the resale of the shares of Parent Common Stock issued in the Merger, pursuant to Section 1.11, (v) any filings as may be required under HSR or other Antitrust Laws, (vi) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Capital Stock in the Merger and upon exercise of Company Options converted into Parent Options, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, materially alter or delay any of the Transactions.

   3.4 SEC Documents; Financial Statements.
Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since December 31, 1998 (collectively, the "Parent SEC Documents"). In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries are required to file separate reports or other documents with the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly and in all material respects present the consolidated financial condition and operating results of Parent as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

   3.5 Absence of Certain Changes.
Since March 31, 2001 (the "Parent Balance Sheet Date") and as of the date hereof, there has not occurred: (i) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its assets; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock, other than repurchases of stock as a result of termination of employees; (iii) any agreement by Parent to do any of the things described in the preceding clauses (i) through (ii).

   3.6 Absence of Undisclosed Liabilities.
Parent has no material Liabilities of any nature other than
(i) those set forth or adequately provided for in the balance sheet included in the Financial Statements contained in the latest Parent SEC Document filed as of the date hereof (the "Parent Balance Sheet"), (ii) those incurred in connection with the execution and performance of this Agreement, and (iii) those that would not reasonably be expected to result in a Material Adverse Effect on Parent.

   3.7 Litigation.
Except as set forth in the Parent SEC Documents, there is no Proceeding pending before any Governmental Body, or, to Parent's Knowledge, threatened, against Parent or any of its properties or officers or directors (in their capacities as such). There is no Order against Parent or any of its directors or officers (in their capacities as such), that could reasonably be expected to have a Material Adverse Effect on Parent.

   3.8 Broker's and Finders' Fees.
Except for fees owed to Robertson Stephens, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3.9 Board Approval; No Shareholder Approval Required.
The Board of Directors of Parent has approved this Agreement and the Transactions. The shareholders of Parent are not required to approve this Agreement and the Merger.

   3.10 Interim Operations of Merger Sub.
Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operation only as contemplated hereby.

   3.11 Information Statement.
The information relating to Parent and Merger Sub included in the Information Statement shall not, at the time the Information Statement is mailed to Company Stockholders and at all times subsequent thereto (through and including the Closing Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Company and relating to Company which is contained in the Information Statement.

   3.12 Accounting and Reorganization Matters.
To Parent's Knowledge, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor does Parent have Knowledge of, any fact or circumstance (other than facts and circumstances related to Company), that would prevent Parent from accounting for the Transactions as a "pooling-of-interests" if consummated in accordance with this Agreement or that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   3.13 Representations Complete.
None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including any certificate furnished by Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE IV

                     CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business of Company.
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Company further agrees to pay all debts and Taxes when due, subject (i) to good faith disputes over such debts or Taxes and (ii) to Parent's consent to the filing of material Tax Returns (which consent shall not be unreasonably withheld or delayed), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Company agrees to promptly notify Parent of any event or occurrence not in the ordinary course of its business, or which could reasonably be expected to have a Material Adverse Effect on Company.

   4.2 Restriction on Conduct of Business of Company.
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Schedule 4.2 to the Company Disclosure Schedule or as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, without the prior written consent of Parent:

      (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

      (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than upon exercise, conversion or exchange of any Company Options, Company Preferred Stock and Company Convertible Securities outstanding as of the date hereof), or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

      (c) Stock Option Plans. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

      (d) Material Contracts. Except as specifically permitted hereby, enter into any Material Contract or amend or otherwise modify or waive any of the terms of any of its Material Contracts; provided however, that Company shall not in any event enter into any new Contract for the purchase of products or supplies in an amount in excess of $10,000, in any case or, $25,000 in the aggregate; provided further that Company shall not, under any currently existing Contract (including under existing credit lines or facilities) for the purchase of products or supplies, purchase or commit to purchase products or supplies in an amount in excess of $25,000 in the aggregate; and, provided, further, that Company shall not enter into any Contract with any third party which could reasonably be deemed to be a competitor of Parent and which may not be terminated by Company on less than thirty (30) days notice, without a material penalty or the acceleration of amounts owed under such Contract;

      (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise or conversion of Company Options, Company Preferred Stock or Company Convertible Securities outstanding as of the date of this Agreement or the conversion of Company Preferred Stock to become outstanding after the date of this Agreement upon exercise of Company Convertible Securities outstanding as of the date of this Agreement;

      (f) Intellectual Property. Transfer to any Person any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice; provided that Company will promptly disclose any such transfer to Parent, excluding licenses of Intellectual Property regularly included in Company products which are sold to customers in the ordinary course;

      (g) Exclusive Rights. Enter into or amend any Contracts pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

      (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business taken as a whole, except for sales, leases or licenses of Company products in the ordinary course;

      (i) Indebtedness. Subject to sub-section (d) hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

      (j) Leases.  Enter into any operating lease;

      (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $5,000 in any one case or $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of the Transaction Fees or liabilities reflected or reserved against on the Company Interim Balance Sheet;

      (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice and in an amount which does not exceed $5,000 in the aggregate;

      (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

      (n) Termination or Waiver. Terminate or waive any right of substantial value;

      (o) Employee Benefit Plans; New Hires; Pay Increases.
Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

   (p) Severance Arrangements. Grant any severance or termination pay to any director, officer or other employee except payments made pursuant to written agreements outstanding on the date hereof;

   (q) Lawsuits. Commence a Proceeding other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

   (r) Acquisitions. Engage in any Acquisition Transaction other than the Transactions;

   (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

   (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

   (u) Other. Take or agree in writing or otherwise to take, (i) any of the actions described in Sections 4.2(a) through (t) above, or (ii) any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder which, in the case of this clause (ii), would cause the closing condition set forth in Section 6.3(a) not to be satisfied.

   4.3 No Solicitation. Company will not, and will cause its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries not to, directly or indirectly, (i) intentionally take any action to solicit, initiate or encourage any Takeover Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to Company or any of it subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal. Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal. Company will promptly notify Parent after receipt of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for nonpublic information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent reasonably informed of the status and details (including the Person making the Takeover Proposal, price and material terms) of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such

Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.

   4.4 Restriction on Conduct of Business of Parent.
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent shall not do, cause or permit any of the following:

   (a) Dividends and Distributions. Declare or pay any dividends on or make or establish a record date for making any other distributions in respect of any of its capital stock (other than any dividend or distribution resulting in and adjustment to the Exchange Ratio pursuant to
Section 1.6(d)); and

   (b) Other. Take or agree in writing or otherwise to take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder which would cause the closing condition set forth in Section 6.2(c) not to be satisfied.


                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

   5.1 Information Statement.
Promptly after the execution of this Agreement, Company shall prepare, with the cooperation of Parent, two Information Statements, both in compliance with the requirements under Delaware Law and one in compliance with Rule 506 under the Securities Act and one in compliance with Regulation S promulgated thereunder, which Information Statements shall also include an offering circular, which shall comply as to form and substance in all material respects with the applicable provisions of the Securities Act, the blue sky laws and all rules and regulations promulgated thereunder (collectively, the "Information Statement") to be used in connection with obtaining the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders. The Information Statement shall be in form and substance reasonably satisfactory to Parent. Company shall mail the Information Statement to all Company Stockholders entitled to receive such notice under Delaware Law. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders in the Merger and a proxy statement for solicitation of stockholder approval and adoption of this Agreement and approval of the Merger. If, at any time prior to the Closing Date, (i) any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Information Statement, Parent shall promptly inform Company, and (ii) any event or information should be discovered by Company which should be set forth in an amendment to the Information Statement, Company shall promptly inform Parent, and Company shall prepare, with the cooperation of Parent, an amendment to the Information Statement disclosing such event or information, and Company shall mail, and Parent shall cooperate to the extent necessary in mailing, such amendment or supplement to the Company Stockholders. The Information Statement shall include the recommendation of the Board of Directors of Company that the Company Stockholders vote in favor of the approval and adoption of this Agreement and approval of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if (i) none of Company, its subsidiaries and their respective officers, directors, employees or other agents and representatives violated any of the restrictions in Section 4.3 hereof, and (ii) following consultation with outside legal counsel, Company's Board of Directors determines that the inclusion of such recommendation or the failure to withdraw such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Company to the Company Stockholders under applicable laws.

   5.2 Company Stockholders Meeting.
Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of Company Stockholders (the "Company Stockholders Meeting") or to secure the written consent of the Company Stockholders within twenty-five (25) days of the date of this Agreement. Company shall consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) Company Stockholders Meeting without the consent of Parent unless this Agreement is first terminated by Company pursuant to
Article VII hereof. Company shall use commercially reasonable efforts to solicit from Company Stockholders proxies in favor of the approval and adoption of this Agreement and approval of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by Delaware Law or other applicable Legal Requirements to effect the Merger.

   5.3 Access to Information; Disclosure Schedule Updates.

      (a) Upon reasonable notice, Parent and Company each shall afford the other party and its respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, provided that such access does not cause disruption to the day-to-day operation of Parent or Company, as the case may be, to (i) all of properties, books, Tax Returns, Contracts and records, and (ii) all other information concerning the its business, properties and personnel as Parent or Company, as the case may be, may reasonably request. Parent and Company each agree to provide or otherwise make available to the other party and its respective accountants, counsel and other representatives copies of internal financial statements, to the extent such financial statements are available, promptly upon request. Any such information shall constitute "Confidential Information" pursuant to the Confidentiality Agreement (as defined in Section 5.4).

      (b) Subject to compliance with applicable law, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company and Parent shall confer on a regular and frequent basis to report operational matters of materiality and the general status of ongoing operations of Company.

      (c) No information or knowledge obtained in any investigation after the Execution Date pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Additionally, during the period from the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, each party shall promptly notify the other parties hereto in writing of:

         (i) the discovery by such party of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by such party in this Agreement to the extent that such event, condition, fact or circumstance would reasonably be expected to cause the condition in Section 6.2(a) in the case of Parent or, 6.3(a), in the case of Company, of this Agreement not to be satisfied;

         (ii) any material breach of any covenant or obligation by such party; and

         (iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article V or Article VI impossible or unlikely.

      (d) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 5.3(c) requires any material change in Company's Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming Company's Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Company shall promptly deliver to Parent an update to its Disclosure Schedule specifying such change (a "Disclosure Schedule Update"). Notwithstanding anything therein to the contrary, no such update shall be deemed to supplement or amend Company's Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by such party in this Agreement, or (B) determining whether any of the conditions set forth in
Article VI has been satisfied.

      (e) Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company's Tax Returns and other records and workpapers relating to Taxes, provided that such access does not cause disruption to the day-to-day operation of Company, and shall provide or otherwise make available to Parent and its representatives the following information, to the extent such information is available, promptly upon the request of Parent: (i) the types of Tax Returns being filed by Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by Company, (v) any deferred intercompany gain with respect to transactions to which Company has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities. Any such information shall constitute "Confidential Information" pursuant to the Confidentiality Agreement (as defined in Section 5.4).

      (f) Company and Parent shall discuss the operations and business of Company no less than weekly during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time.

   5.4 Confidentiality.
The parties acknowledge that Parent and Company have previously executed a non-disclosure agreement dated December 14, 2000 (the "Confidentiality Agreement"), a copy of which is attached hereto as

Exhibit D, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

   5.5 Public Disclosure.
Company and Parent will consult with each other before issuing any press releases or other public statements regarding the terms of this Agreement and the Transactions and neither party, without the other party's prior consent, may issue any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions (which consent shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

   5.6 Consents; Cooperation.

      (a) After the execution of this Agreement, each of Parent and Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR and other Antitrust Laws, and shall seek the early expiration of the notice periods under the HSR or other Antitrust Laws with respect to the Transactions. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other Antitrust Laws.

      (b) Each of Parent and Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under HSR or other Antitrust Laws. In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of HSR or any other Antitrust Law, each of Parent and Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such Proceeding and to have vacated, lifted, reversed, or overturned any Order, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other Transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any Proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction.

      (c) Notwithstanding anything to the contrary in Section
5.6(a) or (b), (i) Parent shall not be required to divest any of its or its subsidiaries' businesses, product lines or assets (or businesses, product lines or assets of the Surviving Corporation), or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on the Surviving Corporation after the Effective Time; and (ii) Company shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect.

      (d) Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its Material Contracts in connection with the Merger. Company shall use its commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under its Material Contracts.

   5.7 Affiliates Agreements and Holder Representation Agreement.

      (a) Schedule 5.7(a) sets forth those persons who may be deemed affiliates of Company within the meaning of Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (the "Company Affiliates"). Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Parent Common Stock. Company shall use its commercially reasonable efforts, on behalf of Parent, and pursuant to the request of Parent, to cause all Company Affiliates to execute and deliver to Parent, concurrently with the execution of this Agreement, a Company Affiliates Agreement substantially in the form of Exhibit B-1. To the extent not delivered concurrently with the execution of this Agreement, all Company Affiliates Agreements shall be delivered no later than the Closing.

      (b) Schedule 5.7(b) sets forth those Persons who may be deemed affiliates of Parent within the meaning of Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (the "Parent Affiliates"). Parent shall provide Company such information and documents as Company shall reasonably request for purposes of reviewing such list. Parent shall use its commercially reasonable efforts to cause all Parent Affiliates to execute and deliver to Parent, concurrently with the execution of this Agreement, a Parent Affiliates Agreement substantially in the form of Exhibit B-2. To the extent not delivered concurrently with the execution of this Agreement, all Parent Affiliates Agreements shall be delivered no later than the Closing.

      (c) Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent at the Closing from each Company Stockholder, and from each holder of a vested Company Option (or a Company Option which will vest on or prior to the Closing Date), an executed Holder Representation Agreement (the "Holder Representation Agreement") substantially in the form attached hereto as Exhibit E.

   5.8 Legal Requirements.
Each of Parent and Company shall take all reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on them with respect to the consummation of the Transactions and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Transactions and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Body or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

   5.9 Blue Sky Laws.
Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger and upon exercise of Parent Options. Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock and upon exercise of Parent Options.

   5.10 Employee Benefit Plans.

      (a) Conversion of Company Options.  At the Effective
Time, the Company Stock Option Plan, and each outstanding Company Option, whether vested or unvested, will be converted into an option to purchase shares of Parent Common Stock (each a "Parent Option") under the Parent Stock Option Plan. On the Closing Date, Company shall deliver to Parent an updated
Schedule 2.2(b) of the Company Disclosure Schedule current as of such date. Each such Company Option so converted into a Parent Option under this Agreement shall be subject to the terms and conditions set forth in the Parent Stock Option Plan except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such replacement Parent Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; and (iii) the vesting schedule of such replacement Parent Option shall be identical in all respects to the vesting schedule of the converted Company Option. It is the intention of the parties that the replacement Parent Options so provided by Parent qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent the Company Options so replaced qualified as incentive stock options prior to the Effective Time. Company shall use reasonable efforts to deliver to Parent prior to Closing, a duly executed Replacement Stock Option Agreement, in the form of Exhibit F-1 or F-2, as applicable from each holder of an outstanding Company Option (each, a "Replacement Option Agreement"). Parent shall use its commercially reasonable efforts to cause the Form S-8 registration statement pursuant to which replacement Parent Options will be issued to remain continuously effective (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding.

      (b) Termination of Employee Plans.

         (i) If requested by Parent, Company shall, prior to the Closing Date, terminate any one or more of the Company Employee Plans and shall cease making contributions to any such Company Employee Plans, provided that, as conditions of such termination, (i) Company's employees who become employees of Parent and/or the Surviving Corporation shall receive employee benefits which in the aggregate are comparable to those provided from time to time by Parent and its subsidiaries to their respective similarly situated employees; and (ii) Company's employees shall be eligible to participate in Parent's 401(k) plan immediately following the Closing Date, subject to compliance with the eligibility provisions of such plan. To the extent incurred prior to Closing, Company shall bear all costs associated with terminating the Company Employee Plans.

         (ii) In the event Parent requests that the Kendin
Communications Inc. 401(k) Profit Sharing Plan ("Company 401(k) Plan") be terminated, Company shall adopt resolutions and shall amend such plan to comply with the applicable provisions of the Uruguay Round Agreements Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayers' Relief Act of 1997, and the IRS Restructuring and Reform Act of 1998) necessary to effect the termination of the Company 401(k) Plan, such termination to be effective no later than one day prior to the Closing Date.

         (iii) Parent and/or Surviving Corporation shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee's eligibility to participate, vesting, or level or amount of benefits, employees of Company who become employees of Parent and/or the Surviving Corporation shall be credited with their period of service with Company prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules. Subject to the approval of any insurance carrier (which approval Parent and/or Surviving Corporation shall use reasonable efforts to obtain) and to the extent consistent with applicable law and applicable tax qualification requirements, Parent and/or the Surviving Corporation shall make available, or cause to be made available, to those employees of Company who become employees of Parent and/or the Surviving Corporation, medical, dental, disability and other welfare benefits plans and programs, to the extent the same is offered by Parent and/or the Surviving Corporation generally to their similarly-situated employees. In determining an employee's share of the cost of coverage under any plan or program of Parent and/or the Surviving Corporation for the year in which the Closing occurs, Parent and/or the Surviving Corporation shall make commercially reasonable efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by Company prior to the Effective Time for such year. Parent shall not be required to have any preexisting condition limitation, actively-at-work requirement or similar limitation waived unless Company (or its successor entity) or the applicable insurance carrier makes available a HIPAA Certificate evidencing prior coverage under the corresponding or analogous Company Plan. Parent shall not be required to credit any pre-Closing co-pays and deductibles made by or on behalf of such employees of Company who become employees of Parent and/or Surviving

Corporation unless Company (or its successor entity) or the applicable insurance carrier provides written documentation of the amount of any such expenses incurred by or on behalf of such employees.

         (iv) Company shall provide to Parent (A) executed resolutions by the Board of Directors of Company authorizing the termination of the Company Employee Plans requested by Parent to be terminated pursuant to Section 5.10(c)(i) hereof and (B) an executed amendment to such terminated Company Employee Plans sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Company Employee Plan will be maintained at the time of termination.

      (c) Company Employee Option Pool. As soon as reasonably practicable following the Closing, Parent will grant to individuals who were employees of Company prior to the Closing and are employees of Parent or the Surviving Corporation following the Closing options to purchase additional shares of Parent Common Stock (the "Option Pool"). All options granted from the Option Pool shall be governed by the Parent Stock Option Plan and Parent's standard form of option agreement, and no such employee shall be eligible to receive any options until after such employee has signed a counterpart of such option agreement. The number of shares subject to options, and the terms of such options (including as to vesting and exercise price) will be granted to each employee in accordance with Parent's standard policies in consultation with the former management of the Company. The shares of Parent Common Stock to be issued upon the exercise of such options have been duly and validly reserved for issuance, have been (or will be at the time of issuance) registered on Form S-8, and, upon issuance in accordance with the terms of the Parent Stock Option Plan, will be duly and validly issued, fully paid, nonassessable, free of any Encumbrances (other than any Encumbrances created by the holder thereof) or restrictions on transfer, not subject to any preemptive rights or rights of first refusal, and issued in compliance with all applicable federal, state and foreign securities laws.

      (d) Employee Retention Agreements. Pursuant to Parent's request, prior to Closing, Company shall assist Parent in identifying key employees considered to be important to the success of Parent and the Surviving Corporation and shall assist Parent in negotiating retention bonus agreements with such employees of Company. Parent shall honor and perform when due, or cause Surviving Corporation to honor and perform when due, all of Company's obligations under such agreements after the Closing.

   5.11 Escrow Agreement.
On or before the Closing, the Escrow Agent, the Stockholders'
Agent, Company and Parent will execute the Escrow Agreement contemplated by
Article VIII in substantially the form attached hereto as Exhibit G ("Escrow Agreement").

   5.12 Expenses.
Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Transaction Agreements and the Transactions shall be paid by the party incurring such expense. Any expenses incurred by Company in excess of $2.55 million ("Transaction Fee Cap") (including any fees and expenses of legal counsel, financial advisors and accountants; collectively, "Transaction Fees") shall be the obligation of the Company, however, to the extent the total of all such Transaction Fees exceeds the Transaction Fee

Cap, such excess amount shall result in a reduction of the Total Consideration equal to the amount by which the total Transaction Fees exceed the Transaction Fee Cap divided by the Parent Average Stock Price. Company shall present to Parent at the Closing a certificate ("Transaction Fee Certificate"), duly executed by the President of Company setting forth the final amount of all Transaction Fees. To the extent the total of all such Transaction Fees exceeds the Transaction Fee Cap, such excess amount shall result in a reduction of the Total Consideration equal to the amount by which the total Transaction Fees exceed the Transaction Fee Cap divided by the Parent Average Stock Price. After the Closing, if Company receives any invoices for amounts in excess of the Transaction Fee Cap (which were not set forth in the Transaction Fee Certificate) it shall, pay such fees; provided, however, that the amount of any such payment (whether paid by Company or Parent) shall constitute "Parent Damages" recoverable from the Escrow Fund pursuant to the Escrow Agreement.

   5.13 Treatment as Reorganization.
Neither Company nor Parent shall knowingly take any action or fail to take any action prior to or following the Closing that would cause the Merger to fail to qualify, or prevent the Merger from qualifying, respectively, as a "reorganization" within the meaning of Section 368(a) of the Code. Company and Parent shall cooperate in obtaining the opinions referred to in Section 6.1(d) hereof, including providing counsel with the representation letters also described in Section 6.1(d).

   5.14 Reasonable Best Efforts and Further Assurances.
Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

   5.15 Takeover Statutes.
If any Takeover Statute shall become applicable to the transactions contemplated hereby, Company and the members of the Board of Directors of Company shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Board of Directors of Company under applicable law as advised by independent counsel.

   5.16 Warrants and Convertible Securities.
Company shall use its commercially reasonable efforts to ensure that all outstanding warrants and other outstanding Company Convertible Securities shall have been exercised for Company Capital Stock and all outstanding Company Preferred Stock (including shares of Company Preferred Stock issuable upon exercise of warrants) shall have been converted into Company Common Stock on or prior to the Closing Date.

   5.17 Pooling Accounting.
Parent and Company shall each use their reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling-of-interests and shall not take any action which would reasonably be known after consultation with their respective accounting and financial advisors to interfere with Parent's ability to account for the Merger as a pooling-of-interests. Each of Parent and Company shall use its reasonable best efforts to cause their respective Affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling-of-interests.

   5.18 Pooling Letters.

      (a) Parent shall use all reasonable efforts to cause to be delivered to Parent concurrently with the execution of this Agreement a letter of Deloitte & Touche LLP, Parent's independent accountants, dated the Execution Date, to the effect that the Merger qualifies for pooling-of-interests accounting treatment, if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type. Company and Parent shall provide appropriate representations to Deloitte & Touche LLP as reasonably requested by Deloitte & Touche LLP, customary in scope and substance for such letters. Parent shall use all reasonable efforts to cause to be delivered to Parent at the Closing a "bring-down" of the above letter of Deloitte & Touche LLP, dated the Closing Date.

      (b) Company shall use all reasonable efforts to cause to be delivered to Company concurrently with the execution of this Agreement, a letter of Deloitte & Touche LLP, Company's independent accountants, dated the Execution Date, to the effect that Company is poolable in the Transactions, if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type. Company shall provide appropriate representations to Deloitte & Touche LLP as reasonably requested by Deloitte & Touche LLP, customary in scope and substance for such letters. Company shall use all reasonable efforts to cause to be delivered to Company at the Closing a "bring-down" of the above letter of Deloitte & Touche LLP, dated the Closing Date.

   5.19 Notices.
Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, and any applicable Governmental Authority under all applicable labor and employment laws in connection with the transactions contemplated hereby.

   5.20 Waivers of Rights of First Refusal.
Company shall use commercially reasonable efforts to cause any Company Stockholders or other parties with rights of first refusal, preemptive rights, rights of first offer, co-sale rights, or other similar rights with respect to the Company Capital Stock, to either waive such rights prior to the Closing or terminate the Contracts setting forth such rights prior to Closing, including, without limitation, all parties' rights under that certain (i) the First Refusal Agreement dated as of January 26, 1996, as amended, (ii) the Registration Rights Agreement, dated as of January 26, 1996, as amended and (iii) the Registration Rights Agreement, dated as of April 6, 2000.

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

   5.21 Listing of Additional Shares.
  Parent shall, prior to the Effective Time, cause all shares of Parent Common Stock to be issued pursuant to the terms of this Agreement to be approved for listing on the Nasdaq National Market.

   5.22 FIRPTA Certificate.
Company shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit H attached hereto, which states that shares of capital stock of Company do not constitute "United States real property interests" under
Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) and substantially in the form of Exhibit I attached hereto, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

   5.23 Resignation of Directors and Officers.
The directors and officers of Company in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Company (solely in their capacities as such), effective as of the Effective Time.

   5.24 Indemnification of Former Company Directors and Officers.
For not less than (i) six (6) years, in the case of acts or omissions under or pursuant to Section 174 of the Delaware Law and Section 8109 of Title 10 of the Delaware Code Annotated, and (ii) four (4) years, for all other acts or omissions ("O/D Indemnification Period"), after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of Company (solely in their capacities as such) in respect of acts or omissions occurring on or prior to the Effective Time to the extent such officer or director had a right to such indemnification under Company's Certificate of Incorporation and Bylaws, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Legal Requirements. In addition, the Certificate of Incorporation and Bylaws, or equivalent organizational documents, of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to such officers and directors as those contained in the Certificate of Incorporation and Bylaws of Company (as in effect on the date hereof), which provisions will not be amended, repealed or otherwise modified during the applicable O/D Indemnification Period, in any manner that would adversely affect the rights thereunder of such individuals, unless such modification is required by applicable Legal Requirements.

   5.25 Good Standing Certificates.
At the Closing, Company shall use commercially reasonable efforts to provide to Parent certificates of corporate and tax good standing from the States of Delaware and California and each other U.S. jurisdiction where the Company is qualified to do business, such certificates of corporate and tax good standing to be dated as of a date not more than five (5) days prior to the Closing Date.

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


                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the
Merger.
The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

      (a) Stockholder Approval. This Agreement shall have been approved and adopted and the Merger shall have been approved by the requisite vote of the Company Stockholders.
(b) No Orders; Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any Proceeding brought by any Governmental Body seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an Order shall have been issued, each party agrees to use its reasonable efforts to have such Order lifted.

      (c) Governmental Approval. Parent and Company shall have timely obtained from each Governmental Body all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other Transactions, including HSR (or any expiration or early termination of the applicable waiting periods thereunder).

      (d) Tax Opinion. Each of Parent and Company shall have received written opinions of its respective legal counsel, in form and substance reasonably satisfactory to Parent or Company, as the case may be, and dated on or about the Closing Date to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Company is a "party to a reorganization" within the meaning of Section 368(b) of the Code, and such opinions shall not have been withdrawn; provided, however, that if Company's legal counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to Company if Parent's legal counsel renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by the legal counsel of Parent and/or Company for the purpose of rendering such opinions and that such legal counsel are entitled to rely on such representations, substantially in the form attached hereto as Exhibit J-1 and Exhibit J-2.

      (e) Escrow Agreement. Parent, Company, Escrow Agent and the Stockholder's Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit G.

   6.2 Additional Conditions to Obligations of Company.
The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the

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

satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

      (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (x) as otherwise contemplated by this Agreement and (y) for such failures to be true and correct which in the aggregate have not had a Material Adverse Effect on Parent, without giving regard to materiality qualifiers in any individual representation, and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

      (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 6.2(a).

      (c) Letter of Accountants. Company shall have received the "bring-down" letter from Deloitte & Touche LLP, dated the Closing Date, pursuant to Section 5.18(b).

      (d) Secretary Certificate. Parent shall have delivered to Company a certificate of its Secretary certifying as to the accurateness and completeness of the (i) Parent's Articles of Incorporation, (ii) Parent's Bylaws, and (iii) resolutions of its Board of Directors approving the Merger and this Agreement, each as attached thereto.

   6.3 Additional Conditions to the Obligations of Parent.
The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

      (a) Representations, Warranties and Covenants. Except as disclosed in the Company Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Company contained in Sections 2.1, 2.2, 2.3, 2.21, 2.22, 2.23, and 2.24 in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality; which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time; (ii) all other representations and warranties of Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (x) as otherwise contemplated by this Agreement and (y) for such failures to be true and correct which in the aggregate have not had a Material Adverse Effect on Company, without giving regard to materiality qualifiers in any individual representation, and (iii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

      (b) Certificates of Company. Parent shall have been provided with (i) a certificate executed on behalf of Company by its President to the effect set forth in Section 6.3(a) and (ii) the Transaction Fee Certificate pursuant to Section 5.12.

      (c) Waivers and Terminations. Parent shall have been furnished with evidence satisfactory to it of the waiver of rights under and/or the termination of the (i) the First Refusal Agreement dated as of January 26, 1996 as amended, (ii) the Registration Rights Agreement, dated as of January 26, 1996, as amended, and (iii) the Registration Rights Agreement, dated as of April 6, 2000.

      (d) Injunctions or Restraints on Conduct of Business.  No
Order issued by any court of competent jurisdiction or other legal or regulatory restraint provision materially limiting or materially restricting Parent's conduct or operation of the business of Company, following the Merger shall be in effect, nor shall any Proceeding brought by a Governmental Body seeking the foregoing be pending.

      (e) Opinions. Parent shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, Company's legal counsel, dated the Closing Date, in substantially the form of Exhibit K.

      (f) No Material Adverse Changes. There shall not have occurred any Company Material Adverse Effect, nor any event, occurrence or circumstance that could reasonably result in a Company Material Adverse Effect.

      (g) Holder Representation Agreement. Company shall, on or prior to the Closing Date, provide Parent with an executed Holder Representation Agreement substantially in the form attached hereto as Exhibit E, with such non-substantive changes as Parent and Company may mutually agree in writing, from (i) each Company Stockholder as of the Closing Date who is a "U.S. Person" within the meaning of Rule 902 of Regulation S promulgated under the Securities Act; and (ii) substantially all of the Company Stockholders who are not "U.S. Persons" within the meaning of Rule 902 of Regulation S; provided that the Company shall deliver to Parent at the Closing a certificate certifying as to the non "U.S. Person" status of each such Company Stockholder who does not deliver an executed Holder Representation Agreement.

       (h) Letter of Accountants. Parent shall have received a "bring-down" letter from Deloitte & Touche LLP, dated the Closing Date, pursuant to Section 5.18(a).

      (i) Dissenters. The holders of no more than (i) five percent (5%) of the outstanding shares of Company Capital Stock shall have elected to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn such dissenters rights, and (ii) ten percent (10%) of the outstanding shares of Company Capital Stock shall otherwise be entitled to exercise their rights to dissent from the Merger and shall have not effectively lost or withdrawn their right to exercise such dissenters rights.

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

      (j) Accredited Investors. Parent shall reasonably be satisfied that there are no more than 35 Company Stockholders at the time of the Closing who are U.S. Persons and who are not "accredited investors," and that each Company Stockholder who is a U.S. Person and who is not an "accredited investor" shall, either alone or through appropriate representation by a "purchaser representative" (as such terms used in the Securities Act and the rules promulgated thereunder), have such knowledge and experience in financial and business matters that such Company Stockholder is capable of evaluating the merits and risks of the prospective investment in the Parent Common Stock; provided that the execution and delivery of the Holder Representation Agreement with no exceptions to the representations and warranties and the customary investor questionnaire included therein, with reasonably acceptable answers thereon, shall be deemed to satisfy this condition; but provided further, that notwithstanding the above, in the event Parent has a reasonable belief that any relevant representation or the questionnaire is materially untrue or contains a material misstatement of fact, Parent may demand additional reasonable evidence from such Company Stockholder as to such Company Stockholder's investor status.

      (k) Secretary Certificate. Company shall have delivered to Parent a certificate of its Secretary certifying as to the accurateness and completeness of the (i) Company's Certificate of Incorporation, (ii) Company's Bylaws, (iii) resolutions of its Board of Directors approving the Merger and this Agreement, and (iv) resolutions of the Company Stockholders adopting and approving this Agreement and approving the Merger Agreement, each as attached thereto.


                                 ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination.

      (a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company Stockholders, this Agreement may be terminated:

         (i) by mutual consent duly authorized by each party's Board of Directors in accordance with this Agreement;

         (ii) by either Parent or Company, if the Closing shall not have occurred on or before July 31, 2001 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

         (iii) by Parent, if (A) Company shall materially breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within thirty (30) days of receipt by Company of written notice of such breach such that the conditions set forth in Section 6.3(a) would not be satisfied, provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(iii) shall not be available to Parent where Parent is at that time in material breach of this Agreement, (B) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (C) Company or any of its officers, directors or other agents shall have failed to comply with Section 4.3, or (D) for any reason Company fails to call and hold the Company Stockholders Meeting by June 18, 2001;

         (iv) by Company, if Parent shall materially breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach such that the conditions set forth in
Section 6.2(a) would not be satisfied, provided that the right to terminate this Agreement by Company under this Section 7.1(a)(iv) shall not be available to Company where Company is at that time in material breach of this Agreement; or

         (v) by Parent or Company if (A) Order issued by a court of competent jurisdiction on or other legal restraint or prohibition preventing the consummation of the Merger shall have become final and nonappealable or (B) if any required approval of the Company Stockholders shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held Company Stockholders Meeting or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(a)(v)(B) shall not be available to Company where the failure to obtain the approval of the Company Stockholders shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement).

   7.2 Effect of Termination.
In the event of termination of this Agreement as provided in
Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, Company, Stockholders' Agent, or their respective officers, directors, stockholders or affiliates, except for such party's obligations under Section 7.3 below or to the extent that such termination results from the intentional or willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of
Section 5.4 (Confidentiality), Section 5.12 (Expenses), this Section 7.2,
Section 7.3 (Termination Fees), and Article IX shall remain in full force and effect and survive any termination of this Agreement.

   7.3 Termination Fees.  Subject to Section 7.2 and Section 9.7:

      (a) In the event that Parent shall terminate this Agreement pursuant to Section 7.1(a)(iii)(A) with respect to an intentional or willful breach of any representation or warranty or a breach of any covenant, or pursuant to Section 7.1(a)(iii)(B), (C) or (D), Company shall promptly reimburse Parent for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the Transactions (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel, but excluding any "success" fees or like fees of such parties).

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

      (b) In the event that Company shall terminate this Agreement pursuant to Section 7.1(a)(iv) with respect to an intentional or willful breach of any representation or warranty or a breach of any covenant, Parent shall promptly reimburse Company for all of the actual, documented and reasonable out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the Transactions (including without limitation the fees and expenses of its outside advisors, outside accountants and outside legal counsel, but excluding any "success" fees or like fees of such parties).

   7.4 Amendment.
The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to approval and adoption of the Agreement by the Company Stockholders shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock,
(ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Capital Stock.

   7.5 Extension; Waiver.
At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE VIII

                          ESCROW AND INDEMNIFICATION

   8.1 Escrow Fund.
As soon as practicable after the Effective Time, the Escrow
Shares shall be registered in the name of, and be deposited with the Escrow Agent; such deposit (together with interest and other income thereon) to constitute the "Escrow Fund" and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit G. Upon the exercise by Parent and/or Surviving Corporation of any Repurchase Option over any Escrow Shares which are Restricted Stock, any amounts paid by Parent and/or Surviving Corporation shall be paid to the Escrow Agent on behalf of the Company Stockholder who owned such Restricted Stock, be added to the Escrow Fund and become a part thereof. The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Company Stockholders.

   8.2 Indemnification.

      (a) Subject to the limitations set forth in this Article
VIII, the Company Stockholders will indemnify and hold harmless Parent and its officers, directors, agents and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as a "Parent Indemnified Person" and collectively as "Parent Indemnified Persons") from and against any and all Damages (collectively, "Parent Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Company in this Agreement (excluding Section 2.35), the Company Disclosure Schedules or in any certificate delivered at Closing. It is the intent of the parties that all indemnification obligations of the Company Stockholders set forth in this Agreement shall apply without regard to whether or not (x) the Company Stockholders are negligent or otherwise at fault in any respect with regard to the existence or occurrence of any of the matters covered by any such indemnification obligation and (y) the Company Stockholders otherwise caused or created, or are claimed to have caused or created, the existence or occurrence of any of the matters covered by any such indemnification obligation, whether through their own acts or omissions or otherwise.
Subject to Section 8.2(b), the indemnification obligations of the Company Stockholders shall not exceed the amount of the Escrow Fund, the Escrow Fund shall be the exclusive security for this indemnity obligation of the Company Stockholders and the exclusive remedy for Parent against any Company Stockholder in connection with this indemnity obligation shall be to make a claim against the Escrow in accordance with and pursuant to this Article VIII and the Escrow Agreement.

      (b) Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the liability (i) of Company or Parent for any breach of any representation, warranty or covenant if the Merger does not close, (ii) of Company or Parent in the event of fraud in the making of any representation or warranty hereunder, or intentional, willful or reckless non-fulfillment or intentional, willful or reckless breach by such party of any agreement or covenant in this Agreement, (iii) subject to sub-section
(iv) below, of any Company Stockholder (or holder of Company Options) in connection with any breach or non-fulfillment by such Person of the Company Affiliates Agreement, Stockholder Voting Agreement and Proxy, the Holder Representation Agreement or any agreement or covenant by such Person contained therein; provided that for the purposes of this sub-section (iii), any such liability shall be limited in all respects to the consideration received by such Company Stockholder in the Merger, or (iv) of any Company Stockholder (or holder of Company Options) in the event of fraud in the making by such Person of any representation or warranty in the Company Affiliates Agreement, Stockholder Voting Agreement and Proxy, the Holder Representation Agreement or in connection with any fraudulent breach by such Person of any agreement or covenant thereunder.

   8.3 Payment for Parent Damages.
Upon Parent's delivery of an Officer's Certificate identifying
Parent Damages to the Escrow Agent, as provided in Section 8.5 below, and the determination that such amount is payable pursuant to this Article VIII, Parent shall receive shares and/or cash from the Escrow Fund equal in value to the full amount of Parent Damages; provided, however, that in no event shall Parent receive more than the number of shares of Parent Common Stock originally placed in the Escrow Fund plus any amounts added to the Escrow Fund in connection with Parent and/or Surviving Corporation's exercise of any Repurchase Options. Each distribution of Escrow Shares and/or cash from the Escrow Fund for Parent Damages shall be taken ratably from each Company Stockholder's portion of the shares of Restricted Stock, non-Restricted Stock and any cash held in the Escrow Fund. In determining whether a breach of any representation, warranty or covenant shall have occurred, any materiality or

Knowledge standard contained in a representation, warranty or covenant shall be taken into account; provided that, in determining the amount of any Parent Damages attributable to a breach, any materiality or Knowledge standard contained in a representation, warranty or covenant shall be disregarded.

   8.4 Escrow Period.
The Escrow Period shall terminate for all matters on the one
(1) year anniversary of the Effective Time; provided, however, that with respect to any items subject to resolution through the audit process, the Escrow Period shall end on the date of issuance of the audited consolidated financial statements of Parent for the fiscal year ending December 31, 2001 which include the results of Company, if earlier; provided, further, that a portion of the Escrow Shares and/or cash, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent as provided in Section 8.5 below prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Parent shall deliver to Escrow Agent and the Stockholders' Agent a certificate specifying the Effective Time and specifying the date of issuance of the audited consolidated financial statements of Parent for the fiscal year ending December 31, 2001 which include the results of Company. After the expiration of the Escrow Period, all amounts held in the Escrow Fund, except that portion of the Escrow Shares and/or cash which is necessary (i) to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Stockholders' Agent and Escrow Agent as provided in Section
8.5 below prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, and
(ii) pursuant to Section 8.8 hereof, to reimburse the Stockholders' Agent for un-reimbursed, reasonable and actual expenses and fees incurred prior to the termination of the Escrow Period and any additional reasonable estimated expenses to be incurred by the Stockholders' Agent (as specified in a Certificate to be delivered to Parent and Escrow Agent prior to the termination of the Escrow Period) in his defense of any unsatisfied claim as set forth in sub-section (i) above, shall be promptly distributed to the Company Stockholders in accordance with the Escrow Agreement.

   8.5 Claims upon Escrow Fund.

      (a) Upon receipt by the Escrow Agent on or before the applicable last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate") stating that Parent Damages exist and specifying in reasonable detail the individual items of such Parent Damages included in the amount so stated, the date each such item was paid, or properly accrued in accordance with GAAP or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related and the specific representation, warranty or covenant alleged to have been the subject of such misrepresentation, breach or claim, the Escrow Agent shall, subject to the provisions of Section 8.6, 8.7 and 8.8(a) below, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Common Stock, cash or other assets held in the Escrow Fund having a value equal to such Parent Damages in accordance with the Escrow Agreement and
Section 8.3.

      (b) For the purpose of compensating Parent for its Parent
Damages pursuant to this Agreement, any Parent Common Stock in the Escrow Fund shall be valued at the Parent Closing Price.

      (c) If at the applicable end of the Escrow Period the aggregate value to be distributed to Parent with respect to any Company Stockholder's pro rata share of the Escrow Fund is not evenly divisible by the Parent Closing Price, the number of Escrow Shares to be delivered to Parent in respect of each such Company Stockholder will be rounded down to the next highest number of shares or options. The fractional interests remaining will be aggregated with future claims against the Escrow Fund, and will be delivered to Parent when any fractional shares in the aggregate are equal to a whole number of shares. Upon the release of the Escrow Fund, Parent shall monetize such fractional interests in exchange for a pro rata payment of the Parent Closing Price, to be paid as provided with respect to fractional shares in the manner set forth in Section 1.6.

   8.6 Objections to Claims.
At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of forty-five (45) days after such delivery to the Escrow Agent and Stockholders' Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Parent Common Stock, cash or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Parent Common Stock or other property in the Escrow Fund in accordance with
Section 8.5 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such forty-five
(45) day period.

   8.7 Resolution of Conflicts; Arbitration.

      (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Stockholders' Agent to respond in a written statement to the objection of the Stockholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Stockholders' Agent and a representative of Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

      (b) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) independent arbitrator in San Jose or Santa Clara, California, mutually agreed upon by Parent and Stockholders' Agent. In the event that within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholders' Agent cannot mutually agree on one arbitrator, Parent and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitration shall be administered by and in accordance with the then-existing Rules of Practice and Procedure of JAMS/Endispute. In the event the arbitrator (or arbitrators, as the case may be) appointed hereunder has not rendered a decision with sixty (60) days after the conclusion of hearings, either party may have the matter determined by equitable proceedings or an action for declaratory relief in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, the arbitrator shall apply and follow all applicable Legal Requirements in making his or her decision. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make, withhold or distribute payments out of the Escrow Fund in accordance therewith.

      (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. For purposes of this
Section 8.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party, unless the arbitrators award Parent more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Company Stockholders for whom shares of Parent Common Stock and/or cash otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of JAMS/Endispute and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration. If the Company Stockholders are deemed to be the Non-Prevailing Party, the expenses and fees of Parent to be paid by the Company Stockholders pursuant to the preceding sentence shall be paid from the Escrow Fund, provided that the Company Stockholders shall have no liability to Parent to the extent any such fees and expenses of Parent exceed the Escrow Fund.

   8.8 Stockholders' Agent.

      (a) Pursuant to the Holder Representation Agreement and effective upon approval by the required vote of Company Stockholders, John C.C. Fan shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Company Stockholders to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to receive and accept service of legal process in connection with any Proceeding against any Company Stockholder arising under this Agreement or the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed (i) by the holders of a majority in interest of the Escrow Fund

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

from time to time upon not less than ten (10) days prior written notice to Parent, and (ii) unilaterally by Stockholders' Agent by resignation at any time with or without cause and in each case without penalty by giving at least thirty (30) days prior written notice to each of Parent and Escrow Agent, such resignation to be effective thirty (30) days following the date such notice is given. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Company Stockholders.

      (b) During the Escrow Period, Stockholders' Agent may be reimbursed up to $50,000 from the Escrow Fund for reasonable and actual expenses incurred by Stockholders' Agent in performing his duties hereunder and under the Escrow Agreement upon delivery of a certificate setting forth such expenses to the Escrow Agent and Parent. After the expiration of the Escrow Period, Stockholders' Agent shall be reimbursed (but only after all amounts for Parent Damages have been paid to Parent) for any additional reasonable and actual expenses for which Stockholders' Agent has not received reimbursement, prior to distribution of the Escrow Fund to the Company Stockholders.

      (c) In addition, immediately prior to the termination of the Escrow Period, to the extent there remains outstanding any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Stockholders' Agent and the Escrow Agent with respect to facts and circumstances existing prior to the expiration of the Escrow Period, Stockholders' Agent shall be entitled to withhold (on a pro rata basis) from distribution of the Escrow Fund to the Company Stockholders a portion of the Escrow Shares and/or cash that is equal to the reasonable estimated expenses to be incurred by Stockholders' Agent (as specified in a Certificate to be delivered to Parent and Escrow Agent prior to the termination of the Escrow Period) in his defense of any such unsatisfied claim. Immediately after final resolution of any such claim, and after all additional amounts for Parent Damages have been paid to Parent, Stockholders' Agent may be reimbursed from the portion of the Escrow Fund so withheld for any additional reasonable and actual expenses for which Stockholders' Agent has not received reimbursement, and any remaining amount of the Escrow Shares and/or cash so withheld by the Stockholders' Agent shall then be distributed (on a pro rata basis) to the Company Stockholders. For the purposes of this paragraph and paragraph (b) above, and subject to such paragraphs, Stockholders' Agent shall be authorized on behalf of the Company Stockholders to liquidate the Escrow Shares and to apply the proceeds thereof to the payment of (or reimbursement to the Stockholders' Agent for) any reasonable and actual expenses incurred pursuant to this Agreement and the Escrow Agreement; provided that upon the request of Stockholders' Agent, Parent shall prepare and file with the SEC a supplement to the prospectus contained in the First Registration Statement or the Second Registration Statement, as the case may be, naming the Stockholders' Agent as a "selling shareholder" therein in order to enable the Stockholders' Agent to sell such Escrow Shares as authorized above.

      (d) Notwithstanding the foregoing, in the event that the Company Stockholders fail to pay any of the reasonable and actual expenses incurred by Stockholders' Agent, upon demand by Stockholders' Agent, Stockholders' Agent shall have no obligation to incur any such expenses,

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

charges or liabilities (or to continue to perform any of its duties under this Agreement or the Escrow Agreement).

      (e) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

      (f) The Stockholders' Agent shall have reasonable access to information about Company, the Surviving Corporation and Parent and the reasonable assistance of Company's, the Surviving Corporation's and Parent's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that any information received by Stockholders' Agent in performing its duties and exercising its rights hereunder shall constitute "Confidential Information" pursuant to Parent's standard form of confidentiality agreement, with such reasonable changes as may be required to reflect the circumstances under which such information is to be disclosed, which will be entered into by Parent and Stockholders' Agent prior to any disclosure to Stockholders' Agent of any such Confidential Information.

      (g) John C.C. Fan hereby agrees to act as the Stockholders' Agent pursuant to the terms hereof.

   8.9 Actions of the Stockholders' Agent.
A decision, act, consent or instruction of the Stockholders'
Agent shall constitute a decision of all Company Stockholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company Stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Company Stockholder. To the extent that either the Escrow Agent or Parent act in accordance with a decision, act, consent or instruction of the Stockholders' Agent, Escrow Agent and Parent are hereby relieved from any liability with respect to such act, to any Person, including the Company Stockholders.

   8.10 Third-Party Claims.
In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Company Stockholders for whom shares of Parent Common Stock and/or cash otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right, in its sole discretion, to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 8.6 or any other provision

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

of this Article VIII to the amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.

   8.11 Voting Rights and Cash Distributions With Respect to Escrow
Shares.
All Escrow Shares shall be issued and outstanding on the books and records of the Parent and shall appear thereon as held by Escrow Agent as nominee for the Company Stockholders. The Company Stockholders shall retain full voting power over all Escrow Shares. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of Parent capital stock received upon a stock split or stock dividend), shall be promptly distributed by the Escrow Agent to the beneficial holder of the Escrow Shares to which such distribution relates, by check mailed via first class mail, to the Stockholders at their addresses, and in the percentage interests set forth in the Escrow Agreement. Any shares of Parent Common Stock received by the Escrow Agent upon a stock split made in respect of any securities in the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The provisions of Article VIII shall be adjusted to appropriately reflect any stock split or reverse stock split.


                                  ARTICLE IX

                              GENERAL PROVISIONS

   9.1 Non-Survival at Effective Time.
The representations and warranties set forth in Article II will survive until the first anniversary of the Closing. The representations and warranties set forth in Article III will survive until the first anniversary of the Closing. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I,
Section 5.4 (Confidentiality), 5.7 (Affiliates Agreements; Holder Representation Agreement), 5.10 (Employee Benefit Plans), 5.12 (Expenses),
5.13 (Treatment as a Reorganization), 5.14 (Reasonable Best Efforts and Further Assurances), 5.24 (Indemnification of Former Officers and Directors),
7.3 (Termination Fees), 7.4 (Amendment), Article VIII and this Article IX shall survive the Effective Date and the Closing.

   9.2 Notices.
All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent, to:
          Micrel, Incorporated
          1849 Fortune Drive
          San Jose, CA  95131
          Attention:  J. Vincent Tortolano
          Facsimile No.:  (408) 474-1077
          Telephone No.:  (408) 474-1236

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          with a copy to:
          Morrison & Foerster LLP
          755 Page Mill Road
          Palo Alto, CA  94304-1018
          Attention:  Stephen J. Schrader, Esq.
          Facsimile No.: (650) 494-0792
          Telephone No.: (650) 813-5642

      (b) if to Company, to:
          Kendin Communications Inc.
          486 Mercury Drive
          Sunnyvale, CA 94085
          Attn:  Ray Wallin, CFO
          Facsimile No.: (408) 735-1119
          Telephone No.: (408) 735-1118 x216

          with a copy to:
          Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
          Palo Alto, CA 94304
          Attn:  Michael J. Danaher, Esq.
          Facsimile No.:  (650) 845-5000
          Telephone No.:  (650) 320-4625

      (c) if to Stockholders' Agent, to:
          John C.C. Fan
          c/o Kopin Corporation
          695 Myles Standish Boulevard
          Taunton, MA 02780
          Facsimile No.: (508) 822-1381
          Telephone No.: (508) 824-6696 x305

          and a copy to:
          Bingham Dana LLP
          150 Federal Street
          Boston, MA  02110
          Attn:  John J. Concannon III, Esq.
          Facsimile No.:  (617) 951-8736
          Telephone No.:  (617) 951-8874

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

          and a further copy to:
          Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
          Palo Alto, CA 94304
          Attn:  Michael J. Danaher, Esq.
          Facsimile No.:  (650) 845-5000
          Telephone No.:  (650) 320-4625


   9.3 Interpretation.
When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if and to the extent requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   9.4 Counterparts; Facsimile Delivery.
This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   9.5 Entire Agreement; Nonassignability; Parties in Interest.
This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6, 1.7, 1.9, 1.10, 1.11, 1.12, 5.10 and 5.24 and (c)
shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

   9.6 Severability.
In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with

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

a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   9.7 Remedies Cumulative.
Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

   9.8 Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state's principles of conflicts of law, except with respect to the Merger and its effects which shall be governed by Delaware Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

   9.9 Rules of Construction.
The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                           [Signature page follows]

   IN WITNESS WHEREOF, each of Company, Parent, Merger Sub and
Stockholders' Agent has caused this Agreement to be duly executed and delivered as of the date first written above.

                                         KENDIN COMMUNICATIONS INC.

                                         By:/s/ Tian-I Liou
                                         --------------------------
                                         Name:Tian-I Liou
                                         Title:President/CEO


                                         MICREL, INCORPORATED

                                         By:/s/ Raymond D. Zinn
                                         --------------------------
                                         Raymond D. Zinn
                                         President


                                         KOURNIKOVA ACQUISITION SUB INC.

                                         By:/s/ Raymond D. Zinn
                                         --------------------------
                                         Raymond D. Zinn
                                         President


                                         With respect to Articles VIII and IX
                                         only,

                                         STOCKHOLDERS' AGENT

                                         /s/ John C.C. Fan
                                         --------------------------
                                         John C.C. Fan, solely in his
                                         capacity as Stockholders' Agent


      [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

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

                                Schedule 5.7(a)
                          List of Company Affiliates



Officers:

Tian-I Liou
Meth Jiaravanont
Ray Wallin

Directors:

John Fan
Meth Jiaravanont
Tian-I Liou
Bor-Yeu Tsaur
Vallobh Vimolvanich
Eric Copeland

Stockholders:

Tian-I Liou
Meth Jiaravanont
J. C. Lin
Kopin Trust
Fan Ging Trust for John Fan Family
Venrock Associates II, L.P.
Venrock Associates
Venrock Entrepreneurs Fund, L.P.



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

                               Schedule 5.7(b)
                          List of Parent Affiliates

Raymond D. Zinn           President, Chief Executive Officer and
                          Chairman of the Board

Warren H. Muller          Director

Dale L. Peterson          Director

George Kelly              Director

Larry L. Hansen           Director

Robert Whelton            Executive Vice President of Operations

George T. Anderl          Vice President, Sales and Marketing

Robert J. Barker          Vice President, Corporate Business
                          Development and Secretary

Richard D. Crowley, Jr.   Vice President, Finance and Chief
                          Financial Officer

Mark Downing              Vice President, Marketing

Carlos Laber              Vice President, Design Engineering

Carlos Mejia              Vice President, Human Resources

Barry Small               Vice President, Wafer Fabrication
                          Division

Scott Ward                Vice President, Test Engineering

Thomas Wong               Vice President, High Bandwidth Products

J. Vincent Tortolano      Vice President, General Counsel

Richard Zelenka           Vice President, Quality Assurance



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